UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
SMART GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SMART GLOBAL HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 11, 2022
December 21, 2021
Dear Shareholder:
You are cordially invited to attend the 2022 Annual Meeting of the Shareholders (the “Annual Meeting”) of SMART Global Holdings, Inc., a Cayman Islands exempted company (“we,” “us,” “SGH” or the “Company”). The Annual Meeting will be held on Friday, February 11, 2022 at 10:00 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/SGH2022 for the following purposes:
1. To elect the two nominees for Class II director to serve until the 2025 annual meeting or until their successors are duly elected and qualified.
2. To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for SGH for the current fiscal year.
3. To provide an advisory, non-binding vote regarding our executive compensation.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Shareholders (the “Proxy Statement”).
The record date for the Annual Meeting is December 14, 2021 (the “Record Date”). Only shareholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof. A complete list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s U.S. executive offices at c/o SMART Modular Technologies, Inc. 39870 Eureka Drive, Newark, CA 94560 for a period of 10 days prior to the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
February 11, 2022 at 10:00 a.m. Pacific Time
The Proxy Statement and annual report to shareholders are available at: www.proxyvote.com.
By Order of the Board of Directors

Anne Kuykendall
Vice President and General Counsel
Newark, California
ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE DURING THE ANNUAL MEETING.

SMART Global Holdings, Inc.
c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Proxy Availability Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Proxy Availability Notice.
We provided some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials and some of our shareholders who are participants in our benefit plans, with paper copies of the proxy materials instead of the Proxy Availability Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to shareholders by signing up to receive all of your future proxy materials electronically.
We expect that this Proxy Statement and the other proxy materials will be available to shareholders on or about December 21, 2021.
What does it mean if I receive more than one Proxy Availability Notice?
If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Proxy Availability Notice to ensure that all of your shares are voted.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Proxy Availability Notice, by mail on or after December 21, 2021.
Can I attend the Annual Meeting?
The Annual Meeting will be held on Friday, February 11, 2022 at 10:00 a.m. Pacific Time. Due to the continued public health impact of COVID-19, the Annual Meeting will be held by virtual meeting format only. To attend the Annual Meeting, go to www.virtualshareholdermeeting.com/SGH2022. To participate in the annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online access to the virtual meeting will begin at approximately 9:45 a.m. Pacific Time to allow for log-in. If you encounter any difficulties accessing the meeting, please call the technical support number that will be posted on the virtual meeting log-in page.
1

Who can vote during the Annual Meeting?
Only shareholders of record at the close of business on the Record Date will be entitled to vote during the Annual Meeting. On the Record Date, there were 24,678,813 ordinary shares outstanding and entitled to vote.
Shareholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with SGH’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote during the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (See “How do I vote?”) or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Availability Notice is being forwarded to you by the organization that holds your account. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the shareholder of record, the availability of online voting during the Annual Meeting will depend on the voting procedures of the organization that holds your shares.
What am I voting on?
There are three matters scheduled for a vote:
•	Election of two Class II directors;
•
Ratification of the selection by the Board of the Company (the “Board”) of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 26, 2022; and

•	A non-binding advisory vote on our executive compensation.
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•	“For” the election of each of the two nominees for director named in this Proxy Statement;
•	“For” the ratification of the selection by the Board of Deloitte as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 26, 2022; and
•	“For” the non-binding advisory vote on our executive compensation.
2

How do I vote?
With regard to the election of directors, you may vote “For” or “Against” any or all of the two nominees to the Board or you may “Abstain” your vote for any nominee you specify. With regard to the ratification of the Board’s selection of Deloitte as the Company’s independent public accounting firm for the Company’s fiscal year ending August 26, 2022, you may vote “For” or “Against” or you may “Abstain” from voting. For the non-binding advisory vote on our executive compensation, you may vote “For” or “Against” or you may “Abstain” from voting.
The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record on the Record Date, you may vote during the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote during the annual meeting even if you have already voted by proxy. Voting during the annual meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).
•
To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Time on February 10, 2022 to be counted.

•
To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Time on February 10, 2022 to be counted.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.

•
To vote during the Annual Meeting, please visit www.virtualshareholdermeeting.com/SGH2022. Instructions on how to vote during the annual meeting will be posted on the website. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Proxy Availability Notice containing voting instructions from that organization rather than from SGH. Simply follow the voting instructions in the Proxy Availability Notice to ensure that your vote is counted.
How many votes do I have?
On each matter to be voted upon, you have one vote for each ordinary share you own as of the Record Date.
3

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director named in this Proxy Statement, “For” the ratification of Deloitte as the Company’s independent registered public accounting firm and “For” the compensation of the Company’s Named Executive Officers (“NEOs”). If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Will my vote be kept confidential?
Proxies, ballots and voting tabulations by the Company are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Who is soliciting my proxy?
The accompanying proxy is solicited by the Board on behalf of the Company for use at the Annual Meeting.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, members of our Board and our employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary.
•	You may attend the Annual Meeting and vote during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.
When are shareholder proposals for inclusion in our proxy statement for next year’s annual meeting due?
Shareholders wishing to present proposals for inclusion in our proxy statement for the 2023 annual meeting of shareholders (the “2023 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our U.S. principal executive offices no later than August 23, 2022. Proposals should be sent to our Secretary at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (our Principal Executive Offices).
4

When are other proposals and shareholder nominations for next year’s annual meeting due?
With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, our Second Amended and Restated Memorandum and Articles of Association (our Articles of Association) provide that shareholders who wish to nominate a director to be brought before the shareholders at an annual meeting of shareholders must notify our Secretary by a written notice, which notice must be received at our Principal Executive Offices not less than 120 days nor more than 130 days prior to the anniversary date of the immediately preceding year’s annual meeting of shareholders. For other business to be brought before the shareholders at an annual meeting of shareholders, shareholders must notify our Secretary by a written notice, which notice must be received at our Principal Executive Offices not less than 45 days prior to the anniversary date of the immediately preceding year’s annual meeting of shareholders.
Shareholders wishing to present nominations for director for consideration at the 2023 Annual Meeting under these provisions of our Articles of Association must submit their nominations or proposals so that they are received at our Principal Executive Offices not later than October 15, 2022 in order to be considered; provided, however, that in the event less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Shareholders wishing to present other proposals for consideration at the 2023 Annual Meeting under these provisions of our Articles of Association must submit their nominations or proposals so that they are received at our Principal Executive Offices not later than December 12, 2022 in order to be considered.
Nominations or proposals should be sent in writing to our Secretary, c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. A shareholder’s notice to nominate a director or bring any other business before the 2023 Annual Meeting must set forth certain information, which is specified in our Articles of Association. A complete copy of our Articles of Association may be found by accessing SGH’s filings on the SEC’s website at www.sec.gov.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the Annual Meeting.
What is the effect of abstentions and broker non-votes?
Abstentions: Under the laws of the Cayman Islands (under which SGH is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as votes cast. Our Articles of Association provide that unless put to the meeting as a special resolution, matters shall be decided by a simple majority of votes cast by such members (or shareholders) who, being entitled to do so, vote in person or by proxy at such meeting. Voting at any shareholders’ meeting is by way of a poll.
Broker Non-Votes: A “broker non-vote” occurs when a broker, bank or other nominee holding your shares in street name does not vote on a particular matter because you did not provide the broker, bank or other nominee voting instructions and the broker, bank or other nominee lacks discretionary voting authority to vote the shares because the matter is considered “non-routine” under the New York Stock Exchange rules for brokers. The “non-routine” matters on the agenda for the Annual Meeting include Proposal No. 1: Election of Directors, Proposal and No. 3: Advisory Vote on the Compensation of the Company’s NEOs.
Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting; however, because broker non-votes will constitute an abstention, they will have no effect
5

on the outcome of the votes on Proposal No. 1: Election of Directors or Proposal No. 3: Advisory Vote on the Compensation of the Company’s NEOs. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote your shares in the election of directors or the advisory vote on the compensation of the Company’s NEOs, then no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection by the Board of Deloitte as our independent registered public accounting firm for the current fiscal year should be considered a “routine” matter. Therefore, your broker, bank or other nominee will be able to vote on Proposal No. 2: Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm even if it does not receive instructions from you, so long as it holds your shares in its name.
How many votes are needed to approve each proposal?
Proposal	Vote Required
No. 1. Election of Directors	Majority Cast
No. 2. Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm	Majority Cast
No. 3. Advisory Vote on the Compensation of the Company’s NEOs	Majority Cast
A “Majority Cast” means that a majority of the votes cast on the proposal are voted “For” the proposal. Accordingly:
•
Proposal No. 1: For the election of directors, each nominee receiving at least a simple majority of “For” votes from votes cast will be elected as a Class II director to hold office until the 2025 annual meeting of shareholders. Abstentions and broker non-votes will have no effect.

•
Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection by the Board of Deloitte as the Company’s independent registered public accounting firm for the current fiscal year. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2; however, the ratification of the selection by the Board of Deloitte is a matter on which a broker, bank or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2.

•
Proposal No. 3: To be approved, a majority of the total votes cast on Proposal No. 3 must be voted “For” the compensation of the Company’s NEOs. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 3.

None of the proposals, if approved, entitles shareholders to appraisal rights under Cayman Islands law or our Articles of Association.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid shareholder meeting. A quorum will be present if one or more holders of shares are present or represented by proxy (or, if a corporation or other non-natural person, by its duly authorized representative) together holding (or representing by proxy) not less than a majority of the total voting power of all shares outstanding and entitled to vote at the Annual Meeting. On the Record Date, there were 24,678,813 shares outstanding and entitled to vote. Thus, the holders of at least 12,339,407 shares must be present or represented by proxy at the Annual Meeting to have a quorum.
6

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each shareholder of record entitled to vote at the adjourned Annual Meeting.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an additional Form 8-K to publish the final results within four business days after the final results are known to us.
Advisory Shareholder Vote on “Say on Pay”
We ceased to be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, beginning in our fiscal year 2019. Pursuant to the JOBS Act, as a company that ceased to be an emerging growth company within two years of our initial public offering, we were required to hold our first non-binding advisory shareholder vote on “say on pay” prior to the third anniversary of our initial public offering. Accordingly, we held our first such vote at our 2020 Annual Meeting of Shareholders.
Interest of Certain Persons in Matters to Be Acted Upon
The Board knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement; however, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of SGH has any special interest in any matter to be voted upon other than election to the Board.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe” or other words of similar meaning. Forward-looking statements provide the Company’s current expectations or forecasts of future events, circumstances, results or aspirations, and are subject to significant risks and uncertainties. These risks and uncertainties could cause the Company’s actual results to differ materially from those set forth in such forward-looking statements. Certain of such risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2021. The Company does not undertake to update the forward-looking statements included in this Proxy Statement to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.
7

CORPORATE GOVERNANCE AND BOARD MATTERS
This section describes the key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Business Conduct and Ethics, described below, can be found in the Governance section of the Investors section of our website at www.ir.sghcorp.com. Information on our website is not incorporated by reference in this Proxy Statement. Alternatively, you can request a copy of any of these documents free of charge by writing to our Secretary, c/o SMART Modular Technologies, Inc. 39870 Eureka Drive, Newark, CA 94560.
Board Composition
Our Board currently consists of nine members. In accordance with our Articles of Association, our Board is divided into three classes with staggered terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The number of directors may be changed by the affirmative vote of a majority of the directors.
Our directors are divided among the three classes as follows:
•	Class I directors consist of Sandeep Nayyar, Mukesh Patel and Maximiliane Straub, whose terms expire at the 2024 Annual Meeting of Shareholders;
•	Class II directors consist of Randy Furr, Penelope Herscher, Ajay Shah and Jason White, whose terms expire at the Annual Meeting; and
•	Class III directors consist of Mark Adams and Bryan Ingram, whose terms expire at the 2023 Annual Meeting of Shareholders.
Independence of the Board of Directors
The Board has determined that, of all the nominees and continuing directors, Mses. Herscher and Straub and Messrs. Furr, Ingram and Nayyar are independent directors. We define “independent directors” pursuant to the rules of the SEC and the listing standards of the Nasdaq Stock Market (“NASDAQ”). To be considered independent, a director cannot be an officer or employee of our Company or its subsidiaries and cannot have a relationship with our Company or its subsidiaries that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making the “independence” determination, our Board considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our Board consults with our Company’s legal counsel to ensure that its determinations are consistent with all relevant laws, rules and regulations regarding the definition of “independent director,” including applicable securities laws and the rules of the SEC and NASDAQ. There are no family relationships between any director and any of our executive officers.
Board Leadership Structure
The Board believes that it is important to retain the flexibility to structure its board leadership in any manner that it determines to be in the best interests of the Company at any point in time. This includes flexibility to determine whether to maintain a separate office of Executive Chairman of the Board. Our policies do not preclude our Chief Executive Officer (“CEO”) from also serving as a Board member or as chair. Currently, Mr. Adams serves as our President and CEO and Mr. Nayyar serves as our Lead
8

Independent Director. Previously, Mr. Shah served as our Executive Chairman of our Board. He stepped down as Executive Chairman in April 2021 and continues to serve as a director of the Company. The Board reviews its leadership structure periodically and believes that its current structure provides effective leadership.
Effective in December 2020, we established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent and non-executive members of the Board also meet regularly without management and the Lead Independent Director chairs those meetings.
Our Lead Independent Director is elected by and from our independent and non-executive directors. Each term of service in the Lead Independent Director position is one year or until a replacement is appointed. The Lead Independent Director has the following responsibilities:
•	preside at all meetings of our independent and non-executive directors, including executive sessions;
•	call meetings of our independent and non-executive directors;
•	review meeting agendas in advance of board meetings;
•	act as a liaison between the other independent and non-executive directors and the Chair of the Board;
•	authorize the retention of outside advisors and consultants who report directly to the independent and non-executive directors; and
•	any other responsibilities that the Board may determine from time to time.
Role of the Board in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational risks. A list of risk factors associated with our business can be found in our Annual Report on Form 10-K for our fiscal year ended August 27, 2021. One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. For example, the Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. The Audit Committee monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function and our system of internal controls. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Cybersecurity Risk Management Committee oversees the Company’s information technology use, data security and compliance with information security and data protection laws.
It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Company’s General Counsel and Chief Financial Officer (”CFO”) coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
9

Meetings of the Board of Directors
The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended August 27, 2021, the Board held five meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of each committee on which he or she served held during the period for which he or she was a director or committee member. The Company’s directors are encouraged to attend our annual meetings of shareholders, but we do not currently have a policy relating to director attendance. All of the then-members of our Board attended our previous annual meeting of shareholders, either in-person or via teleconference.
The independent and non-executive members of our Board meet regularly in executive sessions outside of the presence of management, often prior to or following regularly scheduled meetings of the Board. The independent and non-executive directors also conducted telephonic meetings and/or updates during fiscal year 2021.
Information Regarding Committees of the Board of Directors
The Board currently has the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee (the “NCG Committee”) and Cybersecurity Risk Management Committee. Below is a description of each of these committees. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.
The following table sets forth information on the committee membership of our directors as of December 21, 2021:
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Cybersecurity Risk Management Committee
Mark Adams	—	—	—	—
Randy Furr(1)	X	Chair	—	—
Penelope Herscher(1)	—	—	X	—
Bryan Ingram(1)	—	X	X	X
Sandeep Nayyar(1)	Chair	—	—	—
Mukesh Patel(1)	—	X	—	—
Ajay Shah	—	—	—	X
Maximiliane Straub(1)	X	—	Chair	X
Jason White	—	—	—	—
(1)
As noted in “Independence of the Board of Directors” above, the Board has determined Mses. Herscher and Straub and Messrs. Furr, Ingram and Nayyar to be independent directors. The Board has also determined Mr. Patel, who will step down from the Board effective as of the 2022 Annual Meeting, to be an independent director.

Audit Committee
The Board has a separately designated standing Audit Committee, established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee was established by the Board to assist the Board in its oversight of the integrity of our financial statements and internal controls, the design, implementation and performance of our internal audit function, and our compliance with legal and regulatory requirements. In
10

addition, the Audit Committee assists the Board in its oversight of the qualification, independence and performance of our independent registered public accounting firm and recommends to the Board the appointment of our independent registered public accounting firm.
The Audit Committee is currently composed of three directors: Mesrs. Furr and Nayyar (Chair) and Ms. Straub. In fiscal 2021, the Audit Committee held six meetings. The Audit Committee is governed by a written charter, which can be found in the Governance section of the Investors section of our website at www.ir.sghcorp.com. Information on our website is not incorporated by reference in this Proxy Statement. The Audit Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.
The Audit Committee’s charter provides for periodic self-evaluation. The Audit Committee also reviews and assesses the adequacy of its charter at least annually, and recommends any proposed changes to the Board for approval. The Audit Committee is also responsible for overseeing compliance with the Code of Business Conduct and Ethics and reporting on such compliance to the Board.
The Board has determined that Messrs. Furr and Nayyar and Ms. Straub all satisfy the “independence” requirements of NASDAQ and the Exchange Act applicable to members of an audit committee of a listed company’s board of directors. The Board has determined that all members are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of the Company.
Report of the Audit Committee of the Board of Directors
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2021, the Audit Committee met and held discussions with management and Deloitte, the Company’s independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended August 27, 2021 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with Deloitte. In addition, the Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company and its management. The Audit Committee has also concluded that the provision of the non-audit services to the Company in fiscal year 2021 was compatible with Deloitte’s independence. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2021 for filing with the SEC. The Audit Committee and the Board have also recommended the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending August 26, 2022.
The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of SGH under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
11

Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Sandeep Nayyar, Chair
Randy Furr
Maximiliane Straub
Compensation Committee
The Compensation Committee acts on behalf of the Board to oversee the Company’s director and executive compensation and benefits policies and to evaluate executive officer performance and compensation. Among other things, the Compensation Committee is responsible for the following:
•	reviewing and approving, or recommending to the Board to approve, the compensation for our senior executives;
•	reviewing and approving the compensation for independent directors;
•	reviewing and evaluating our executive compensation and benefits policies generally;
•	reporting to our Board periodically;
•	evaluating its own performance and reporting to our Board on such evaluation;
•	reviewing and assessing periodically the adequacy of its charter and recommending any proposed changes to the Board for approval; and
•	such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.
The Compensation Committee is currently composed of three directors: Messrs. Furr (Chair), Ingram and Patel. The Board has determined that Messrs. Furr, Ingram and Patel all satisfy the “independence” requirements of NASDAQ and the Exchange Act applicable to members of a compensation committee of a listed company’s board of directors. During fiscal 2021, the Compensation Committee held eight meetings.
The Compensation Committee is governed by a written charter, which can be found in the Governance section of the Investors section of our website at www.ir.sghcorp.com. Information on our website is not incorporated by reference in this Proxy Statement. The Compensation Committee charter grants the Compensation Committee sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser, including the authority to approve the consultant’s reasonable compensation. The Compensation Committee may select such advisers, or receive advice from any other adviser, only after taking into consideration all factors relevant to that person’s independence from management, including those independence factors enumerated by NASDAQ.
Consideration and Determination of Our Compensation Programs for Executives and Directors
The Compensation Committee is responsible for overseeing our compensation programs for executive officers and directors and all related policies and practices. Our Compensation Committee, which reports to our Board, meets at least quarterly during the year and retains a compensation consultant (described below under “Role of the Compensation Consultant”) to provide support to the Committee, including an annual review and assessment of our compensation programs for executive officers and directors. The annual compensation review includes a determination of the companies to be considered in our peer group and a review of external market compensation comparisons relative to our peer companies and other comparable companies, including executive base salaries, cash incentives and long-term equity awards, as well as fees and equity awards for directors. The Compensation Committee reviews and determines whether and to what extent to approve all final recommendations from management
12

regarding all forms of compensation for the NEOs (other than the CEO). The Compensation Committee also evaluates the performance of the CEO, reviews all forms of compensation paid to the CEO and can either approve or modify such compensation, with any decision being reported to the Board.
Role of Management
In carrying out its responsibilities, the Compensation Committee asks the CEO, COO and CFO to provide information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters. The Compensation Committee believes that it is important to consider the CEO’s input, particularly his evaluation of individual performance as well as the expected contribution and future potential of the other NEOs, because of his daily interaction with them. The CEO may recommend changes in base salaries, target cash incentives and annual equity awards for executive officers (other than himself), and assists the Compensation Committee in assessing the individual performance of each executive officer for purposes of determining amounts to be paid under our semi-annual bonuses. The CEO’s role in determining the compensation of executive officers is advisory only and the Compensation Committee (or the Board, on the recommendation of the Compensation Committee) provides final approval of all compensation matters for NEOs. The CEO also recommends the annual operating plan, or AOP, to the Board for approval, which includes corporate and division, or business unit performance objectives and financial goals for the fiscal year.
The CEO also reviews the compensation data gathered from compensation surveys and analyses to make his recommendations to the Compensation Committee on base salary, annual cash incentive target amounts and equity awards for each NEO other than himself.
Role of the Compensation Consultant
During fiscal year 2021, the Compensation Committee retained Compensia, Inc. (“Compensia”) as its outside, independent compensation consultant. Compensia reports directly to and is accountable to the Compensation Committee. Compensia has been engaged to provide advice, information and recommendations relating to compensation of our executive officers and directors, including base salary, cash incentive and equity incentive levels and program structures, as well as other retention incentives, and how this compensation compares to compensation for executive officers and directors of members of SGH’s peer group and comparably sized technology companies. In addition, Compensia assists the Compensation Committee with the development of a peer group and the design and refinement of SGH’s compensation philosophy. Compensia also advises the Compensation Committee regarding compensation disclosures, share ownership guidelines, shareholder proposals and trends and best practices in executive and director pay.
In the course of its work, Compensia interacts with management to understand existing Company programs and policies, collects current pay program data, reviews competitive compensation data, obtains feedback on industry trends and best practices and provides input on the Compensation Discussion and Analysis disclosure in our proxies. Compensia does not provide, and has not been retained to provide, any services to SGH outside of the work assigned by the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
In fiscal year 2021, only Messrs. Furr, Ingram and Patel served as members of our Compensation Committee.
13

Mr. Patel was an officer of the Company at times prior to our fiscal year 2021. Mr. Patel co-founded SMART Modular Technologies, Inc. (“SMART Modular”) in 1988, and served as a director and in various management and executive roles from 1988 until SMART Modular’s acquisition by Solectron in 1999. On December 9, 2021, Mr. Patel resigned from the Board and the Compensation Committee effective as of the Annual Meeting.
None of our executive officers currently serves, or served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The NCG Committee is generally responsible for identifying qualified Board candidates, recommending director nominees and appointments to Board committees, evaluating Board performance, reviewing management succession planning and overseeing the Company’s Corporate Governance Guidelines. To that end, the NCG Committee is responsible for, without limitation, the following:
•	reviewing qualifications of candidates for membership on our Board and identifying and recommending to the Board qualified individuals for membership on the Board and its committees;
•	evaluating, at least once every other year starting in fiscal 2019, the performance of the directors as well as the committee’s own performance and reporting to the Board on such evaluation;
•	reviewing the adequacy of the composition of the Board and its committees;
•	overseeing compliance with the Corporate Governance Guidelines reporting on such compliance to the Board; and
•	reviewing and assessing periodically the adequacy of its charter and recommending any proposed changes to the Board for approval.
The NCG Committee is composed of three directors, Meses. Herscher and Straub (Chair) and Mr. Ingram. The NCG Committee held four meetings during fiscal 2021. The Board determined that Meses. Herscher and Straub and Mr. Ingram are all independent within the meaning of the NASDAQ rules.
The NCG Committee is governed by a written charter. The NCG Committee charter can be found in the Governance section of the Investors section of our website at www.ir.sghcorp.com. Information on our website is not incorporated by reference in this Proxy Statement. The NCG Committee charter complies with the guidelines established by NASDAQ.
The charter of the NCG Committee grants the NCG Committee authority to retain and terminate any advisers, including search firms to identify director candidates, and sole authority to approve all such advisers’ fees and other retention terms. In selecting candidates for recommendation to the Board, the NCG Committee considers the long-term interests of the shareholders, the needs of the Company and the appropriate skills, characteristics and experience of the candidates, including multiple factors, which are more fully described below. The Company is committed to actively seeking candidates from underrepresented groups. In addition to candidates identified by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A shareholder who wishes to suggest a candidate for the committee’s consideration should follow the procedures described under the heading “When are other proposals and shareholder nominations for next year’s annual meeting due?”
Listed below are the skills and experience that we consider important for our directors in light of our current business and structure.
14

•	Independence: To ensure the Board acts in the best interests of our shareholders, we seek to identify candidates who would be considered independent directors.
•
Senior Leadership Experience: Directors who have served in senior leadership positions are important to us because they have the experience and perspective to analyze, shape and oversee the execution of important operational and policy issues.

•
Experience in Semiconductor and Electronic Equipment Manufacturing: Because we are a leader in the design and manufacturing of specialty solutions for the computing, memory and LED markets, understanding of and experience with manufacturing and other operational processes is a valuable asset to the Board.

•
Technical Expertise: Because we design and manufacture specialty computing solutions, education or experience in relevant technology is useful for understanding our R&D efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations and the market segments in which we compete.

•	Sales and Marketing Experience: Directors with sales, marketing and brand management experience can provide expertise and guidance as we seek to grow sales and enhance our brand.
•
Government and International Experience: We are a global organization with R&D, manufacturing, assembly and test facilities and sales and other offices in many countries, and we market our products to OEMs and commercial and government customers. Directors with global and government experience can provide valuable perspectives and insights regarding many important aspects of our business.

•
Public Company Board Experience: Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the CEO and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

•
Gender and Ethnic Diversity: Members representing a mix of ages, genders, races, ethnicities, geographies, cultures and other perspectives expand the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, stockholders and other stakeholders worldwide.

The NCG Committee’s charter provides for a self-evaluation at least once every other year starting in fiscal 2019. The NCG Committee also periodically reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval.
Cybersecurity Risk Management Committee
In June 2021, the Board formed the Cybersecurity Risk Management Committee, which acts on behalf of the Board to oversee the Company’s information technology use, data security and compliance with information security and data protection laws. Among other things, the Cybersecurity Risk Management Committee is responsible for:
•
Cybersecurity: Overseeing the Company’s global IT strategy, including the quality and effectiveness of the Company’s policies and procedures with respect to its IT systems, enterprise cybersecurity and privacy;

•
Data Collection: Overseeing the systems, controls and procedures used by the Company and business partners engaged by the Company to collect, create, use, maintain, process and protect personal information and/or any information or assets of the Company’s customers, employees and business partners (collectively, “Company Information Assets”);

15

•	Data Protection: Overseeing policies, procedures, plans and execution intended to provide security, confidentiality, availability and integrity of Company Information Assets;
•
Product Oversight: Providing high-level guidance on the risk of compromise of any of the Company’s products, services (including software) and processes and controlling procedures put in place to mitigate such risks;

•	Incident Response: Overseeing any policies and procedures of the Company that pertain to the Company’s response to any material incidents;
•	Disaster Recovery: Periodically reviewing with management the Company’s disaster recovery capabilities;
•
Legal Compliance and Internal Audits: Overseeing the Company’s compliance with applicable information security and data protection laws and industry standards, and overseeing any internal audits of the Company’s IT systems and processes;

•	Risk Education and Culture: Overseeing the Company’s education of employees regarding cybersecurity, privacy and related risks; and
•	Cyber Insurance: Reviewing the Company’s cyber insurance policies to ensure appropriate coverage.
The Cybersecurity Risk Management Committee is currently composed of three directors: Messrs. Ingram and Shah and Ms. Straub. During fiscal 2021, the Cybersecurity Risk Management Committee held one meeting.
The Cybersecurity Risk Management Committee is governed by a written charter, which can be found in the Governance section of the Investors section of our website at www.ir.sghcorp.com. Information on our website is not incorporated by reference in this Proxy Statement. The Cybersecurity Risk Management Committee may request that the company’s Chief Information Technology Officer and other appropriate Company personnel work with the committee to review the plans and implementation, as well as to check on any identified issues. The Cybersecurity Risk Management Committee has the sole authority to retain and terminate any advisers, including cybersecurity or data privacy experts and legal counsel, including sole authority to approve all such advisers’ fees and other retention terms. The Cybersecurity Risk Management Committee also has the authority to conduct or authorize investigations into or studies of any matters within its scope of responsibilities.
Shareholder Communications with the Board of Directors
Our relationship with our shareholders is an important part of our corporate governance program. Engaging with our shareholders helps us to understand how they view us, to set goals and expectations for our performance and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our shareholder and investor outreach includes investor road shows, analyst meetings and investor conferences and meetings. We also communicate with shareholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time. Information on our website is not incorporated by reference in this Proxy Statement.
As set forth in our Corporate Governance Guidelines, unless otherwise indicated in such Guidelines or the Company’s policies, all requests for communications with individual directors or the Board by shareholders shall initially be made to our Secretary, who will relay such requests with the Lead Independent Director or other directors as appropriate. As set forth in our Policy for Reporting Concerns Related to Accounting,
16

Auditing and Ethical Violations, shareholders who are also SGH directors, employees or contractors should report concerns related to accounting, auditing and ethical violations directly to the CFO or his designee, to the Chair of the Audit Committee to the extent it relates to accounting, auditing or internal controls, or via our anonymous whistleblower hotline. Any such concerns shall be communicated to the Company’s officers or directors as set forth in the policy.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that is applicable to all employees and directors. A copy of our Code of Business Conduct and Ethics is available in the Governance section of the Investors section of our website at www.ir.sghcorp.com. Information on our website is not incorporated by reference in this Proxy Statement. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of our Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website in accordance with the requirements of Item 5.05 of Form 8-K.
Director Equity Ownership Policy
As stated in the Corporate Governance Guidelines, the Board believes that directors should hold meaningful equity ownership positions in the Company. In fiscal 2020, the board adopted a Director and Officer Share Ownership Retention Policy, which provides equity ownership requirements for our independent directors and Section 16 officers. A copy of our Director and Officer Share Ownership Retention Policy is available in the Governance section of the Investors section of our website at www.ir.sghcorp.com
Anti-Hedging and Anti-Pledging Policy
Under our insider trading policy, all of our executive officers and directors are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in SGH shares and from pledging SGH shares in any circumstance, including by purchasing SGH shares on margin or holding SGH shares in a margin account. A copy of our Insider Trading Policy is available in the Governance section of the Investors section of our website at www.ir.sghcorp.com
17

CORPORATE RESPONSIBILITY
We are committed to business practices that are environmentally sustainable in addition to being beneficial to our shareholders and the community. We set ambitious goals and make tangible investments to advance progress in the areas of environmental sustainability, governance and ethics, human capital, supply chain responsibility and community engagement.
SGH’s Environmental, Social and Governance (“ESG”) steering committee meets monthly to develop and implement strategies for contributing to a more sustainable world where our people, communities and the environment can thrive. The steering committee is made up of senior executives in Finance, Legal, Human Resources, Operations and Marketing and Communications, and is led by our Quality department. Our ESG steering committee reviews our policies, evaluates and sets long-term objectives and approves public disclosures regarding corporate social responsibility. The Board is updated regarding the Company’s ESG efforts on a regular basis.
In 2020, we achieved a number of goals related to improved safety in our operations, enhanced protection of our employees and expanded sourcing of clean energy. Details on our 2020 sustainability performance and more information on our Future Impact Goals and our commitment to a sustainable future and a better world are included in our 2020 Environmental, Social and Governance Report (our “ESG Report”). Information in our ESG Report is not incorporated by reference in this Proxy Statement.
Our ESG Goals
In 2021, we established the following goals with regard to climate action, diversity and inclusion and governance (our “Future Impact Goals”):
Future Impact Goals
Environmental Sustainability	Achieve a total of 75% renewable energy at our global operations by 2025 compared to our current level, which is greater than 60%.
Governance and Ethics	Commit to transparently reporting on our ESG program and engage with stakeholders to integrate feedback and seek continuous improvement on our ESG performance.
Diversity and Inclusion	Implement and fund activities and programs to drive recruitment, career support, promotion and community building for underserved communities and underrepresented groups.
Our commitment to climate action, governance and diversity and inclusion is not only forward-thinking; it also creates value for SGH and our shareholders by contributing to more robust and inclusive planning and analysis around the pursuit of new market opportunities, greater brand recognition and mitigation of costs and risks.
18

Our Governance and Ethics Framework
Corporate Governance
SGH believes that sound governance contributes to good corporate citizenship, competitive strength, investor confidence, long-term success and sustained shareholder value. SGH is governed by the Board and the committees of the Board, which meet throughout the year. The Board and management regularly review and evaluate our corporate governance practices, policies and procedures. SGH’s corporate governance documents, including the charters of the Audit Committee, Compensation Committee, NCG Committee, Cybersecurity Risk Management Committee, the Code of Business Conduct and Ethics, the Board’s Corporate Governance Guidelines and the Whistleblower Policy are available on the SGH Corporate Governance page at www.ir.sghcorp.com.
Ethics and Compliance
SGH is committed to ethical business practices, as demonstrated by our Code of Business Conduct and Ethics, our Supplier Code of Conduct and our membership in the Responsible Business Alliance (“RBA”), which align with the UN Guiding Principles.
Privacy and Data Security
Our Board takes a direct interest in privacy, data security and IP protection. In 2021, the Board formed the Cybersecurity Risk Management Committee, which oversees information technology use and data security, including enterprise cybersecurity, data collection and protection and compliance with information security and data protection laws in accordance with our ongoing implementation of our Information Security Risk Management framework, which is built on National Institute of Standards and Technology and International Organization for Standardization (“ISO”) standards.
Product Safety and Compliance
Product safety and compliance efforts are also central to SGH. For example, we work with our suppliers to ensure that the components we use are lead-free and compliant with the most current version of the European Union’s Restriction of Hazardous Substances directive. SGH also complies with the EU’s Registration, Evaluation, Authorization and Restriction of Chemicals regulations to manage and mitigate the risks from chemical exposure to our employees, our community and the environment.
Environmental Management Systems
SGH has established a quality, environment, health and safety (“QEHS”) management system, which is aligned to the principles of ISO and defines elements by which SGH conducts its global business and the protection of its employees and stakeholders, the public and the environment. It provides the framework to develop, implement, monitor and improve QEHS objectives, targets and performance standards to mitigate our exposure to risks. We conduct internal and external audits annually to maintain our standards of operation and maintain our ISO certification. The QEHS management system applies to all SGH’s business locations, business units and functions, as well as all aspects of our global business processes.
19

Our Focus on Environmental Sustainability, Human Capital, Supply Chain Responsibility and Community Engagement
Environmental Sustainability
As a global technology holding company involved in multiple lines of business, we are positioned to make a positive impact on our environment and in our communities. We believe it is our responsibility to ensure that we are deploying environmentally sustainable business practices to help minimize the impact of our operations on the environment.
Our environmental sustainability strategy and programs are managed by the Quality team, which sets goals, tracks progress and ensures compliance to legal requirements. The team meets regularly to seek out, identify and address negative impacts that can be reduced or eliminated in order to foster a cleaner and healthier environment.
Energy Management
With approximately 80% of our operational greenhouse gas emissions attributed to our electricity procurement, we focus on our energy management as a part of our broader climate strategy. We take actions to measure, reduce and report on our climate impact and proactively invest in projects that support conservation and renewable energy. At our facility in Atibaia, Brazil, we transitioned to 100% renewable sources of energy in 2016, which has contributed to a 98% decrease in our total emissions since 2017. In Malaysia, our use of hydropower generation from the Kuala Muda River results in lower GHG emissions than would result from other power sources.
Water Management
SGH recognizes water as both a critical global resource and an essential aspect of our business operations. We monitor our water usage and consistently look for opportunities to reduce our water withdrawal and consumption. For example, our global water reuse improved from 42% in 2018 to 61% in 2020, and we expect to continue to improve in this regard.
Waste Management
SGH has a sustained focus on consuming fewer resources, producing less waste and recycling and reusing as much as possible. In our packaging, we minimize or eliminate harmful substances, reduce the use of foam and rely on recyclable materials such as corrugated cardboard. We also seek to reduce our production of hazardous waste and to repurpose the hazardous waste that we do produce, resulting in a low volume of hazardous waste disposed of each year (0.0 metric tons in 2018 and 2019 and 0.03 metric tons in 2020).
Human Capital
At SGH, we value our employees, and we understand the importance of supporting their development and creating opportunities for their advancement. As part of our “put people first” mindset, we invest in key initiatives including employee engagement and development, health, safety and wellness and diversity and inclusion.
Employee Engagement and Development
We value and foster capable leadership that can meet the challenges of business growth while contributing to a supportive and inclusive company culture. At all locations, we provide our employees with performance assessments and evaluations. Where applicable, employees also have access to
20

coaching programs, as well as job specific training. We also provide our employees with training on workplace culture and enrichment through our learning platform, covering topics such as harassment, creating healthy work environments, inclusion and global ethics and compliance.
Health, Safety and Wellness
We promote a safe working environment through ensuring compliance with all related Occupational Safety and Health (“OSH”) Legislation, through the ISO 45001 standard, and with effective OSH procedures and policy implementation. We conduct health and safety programs such as “Crime Prevention”, “Fire Prevention” and “CPR Awareness” to promote a healthier, safer workplace. In addition, risk assessments and periodic safety inspections performed by the QEHS team identify areas for improvement in safety and prevention to minimize safety-related incidents. We also support physical fitness through programs such as gym membership reimbursement and mental health and wellness through our employee assistance program.
Diversity, Equity and Inclusion
We are committed to promoting diversity, equity and inclusion. Our non-discrimination policy, which is outlined in our employee handbook, articulates people-oriented and fair treatment principles in the recruitment, promotion, performance evaluation, compensation, training and retirement of all employees. Diverse teams bring valuable perspectives and backgrounds to our company. Our employees represent various races, religious beliefs, genders, ages, national origins and points of view, and our executive leadership team has been reorganized to include leaders from diverse backgrounds.
Supply Chain Responsibility
Supply Chain Strategy
SGH strives to maintain sustainable supply chain practices to ensure we are upholding the highest environmental and social standards throughout our value chain. We want to be trusted supply chain partners by following all applicable laws and hold ourselves accountable against high ethical standards. We joined the RBA nearly a decade ago and have been committed to upholding their Code of Conduct ever since. We also require that our suppliers adopt the RBA Code of Conduct and follow the principles and practices outlined therein.
Conflict Minerals
Responsible sourcing is integral to ensuring our products are safe and ethically created. Our Conflict Minerals program is created to monitor the sourcing of tin, tantalum, tungsten and gold from the Democratic Republic of Congo and adjoining countries, which are at risk of being mined and sold under the control of armed groups to finance conflict. We follow guidance from RBA’s Responsible Mining Initiative (“RMI”) to ensure we are up-to-date with industry best practices to address the responsible sourcing of minerals in our supply chain. Consistent with the RMI, and to mitigate sourcing risks, we require all of our suppliers to complete the Conflict Minerals Reporting Template annually.
Human Rights
SGH upholds human rights in our business practices and understands our responsibility to help people prosper globally through our products, our services and by ensuring we provide a workplace that promotes meaningful work and growth. We do not allow any forms of forced labor, child labor, or bonded labor. Additionally, we make sure that non-exempt employees do not work over 40 hours without added compensation, and we do not employ underage workers. We require all suppliers to sign our Supplier Code of Conduct annually to mitigate human rights violations.
21

Through the adoption of the RBA Code and through our own Code of Business Conduct and Ethics, we align our efforts to the United Nations (UN) Guiding Principles on Business and Human Rights, the UN Universal Declaration of Human Rights, the UN Global Compact, the International Labor Organization’s International Labor Standards and the Office of Economic Cooperation and Development’s Guidelines for Multinational Enterprises.
Community Engagement
Around the world, we engage locally to make a positive impact in our surrounding communities by encouraging employees to volunteer and to participate in the charitable giving opportunities that matter to them. We support and host volunteer opportunities, and our employee donation matching program allows employees to select nonprofits for a company match of up to $2,500 per employee in a calendar year.
22

DIRECTOR COMPENSATION
The Compensation Committee is responsible for approving the compensation of the Company’s independent directors. As part of this process, the Compensation Committee periodically reviews the independent director compensation program to evaluate whether it is competitive with market practices after considering input from the Compensation Committee’s independent compensation consultant with respect to market data for the same peer group of companies as is used for evaluating executive compensation decisions. Following this review, for fiscal 2021, the Compensation Committee determined not to adjust the independent director compensation program, which has not changed since fiscal 2018 and which consists of the following:
Annual Retainers
Board Retainers		Member
Cash Retainer(1)		$ 60,000
Equity Retainer		$120,000(2)(3)

Committee Cash Retainers(1)	Chair	Member
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating & Corporate Governance	$10,000	$5,000

(1)	Annual Cash Retainer: Annual cash retainers are paid quarterly. Committee chair retainers are inclusive of payment for service as a committee member. There are no separate meeting fees.
(2)
Initial RSU Grant: Upon first being appointed to the Board and to cover the director’s annual equity retainer for the first partial year of service and his or her following full year of service on the Board, each new independent director will receive a pro-rated restricted share unit (“RSU”) grant, with the grant date fair value determined as follows: (x) $10,000, multiplied by (y) the number of months from the first day of the calendar month of appointment, through and including January 31st of the second January after appointment. These initial equity grants vest in part on the first anniversary of the grant date, with the remainder vesting in the second January after the appointment (the “Initial Director RSUs”).

(3)
Annual RSU Grant: Each independent director who has served on the Board for at least 12 months will receive RSUs on the first Friday following the date of the annual shareholder meeting, with a grant date value of approximately $120,000 and vesting in full on the first anniversary (or, if earlier, on the date of the next annual shareholder meeting at which the director’s term would expire) (the “Annual Director RSUs”).

For purposes of RSU awards granted to our directors, grant date fair values are determined based on the closing price of the Company’s common stock at the close of trading on the last trading day immediately prior to the date of grant and are rounded down to the nearest whole share.
The Initial Director RSUs and the Annual Director RSUs fully vest upon a change of control.
We do not provide separate compensation for service on our Board to directors who also serve as employees of the Company or to directors who have been nominated by investment funds affiliated with Silver Lake Partners and Silver Lake Sumeru (collectively, “Silver Lake”). We provide all of our directors with reimbursement for expenses incurred in connection with their service on our Board.
23

Share Ownership Requirements
The Compensation Committee believes that, in order to more closely align the interests of our non-employee directors with the interests of the Company’s other shareholders, all independent directors who participate in the Company’s non-employee director compensation program (each, a “Covered Director”) should maintain a minimum level of equity interests in the Company’s ordinary shares. The Compensation Committee has adopted share ownership guidelines requiring ownership of three times the annual cash retainer for Covered Directors. Covered Directors are required to be in compliance with the policy by the later of: (i) March 31, 2024 and (ii) the date that is five years after appointment to the Board. As of the record date, all Covered Directors were in compliance with the Company’s share ownership guidelines or were in the five-year transition period.
The following table summarizes the compensation of our non-employee directors for fiscal 2021. Mr. Adams and Mr. Shah, as executive officers of the Company, did not receive separate compensation for their service as directors during fiscal 2021. In addition, Mr. Shah did not participate in our non-employee director compensation program following his transition to the role of non-executive Chairman. Information regarding the compensation received by Mr. Adams and Mr. Shah for fiscal 2021 is disclosed in the 2021 Summary Compensation Table below. Ms. Herscher was appointed to the Board in September 2021 and did not serve as a director in fiscal 2021.
Director Compensation Table for Fiscal 2021
Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	Total ($)
Randy Furr	$85,000	$119,953	$204,953
Kenneth Hao(3)(4)	—	—	—
Bryan Ingram	$72,500	$119,953	$192,453
Paul Mercadante(3)(5)	—	—	—
Sandeep Nayyar	$85,000	$119,953	$204,953
Mukesh Patel	$77,500	$119,953	$197,453
Maximiliane Straub	$70,000	$119,953	$189,953
Jason White(3)	—	—	—
(1)
Represents the grant date fair value of each RSU award granted during fiscal 2021 in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the FASB ASC Topic 718 grant date fair value, refer to the Share-Based Compensation Note to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 27, 2021.

(2)
Each of Messrs. Furr, Ingram, Nayyar and Patel and Ms. Straub were granted 2,543 RSUs during fiscal 2021 and held such RSUs as of August 27, 2021. No other non-employee director held any equity awards (related to their service on the Board) as of August 27, 2021.

(3)	Messrs. Hao, Mercadante and White were nominated to our Board by Silver Lake and, accordingly, were not compensated by the Company for their service on our Board.
(4)	Mr. Hao resigned from service on our Board in April 2021 in connection with a reduction in Silver Lake’s ownership interest in the Company.
(5)	Mr. Mercadante resigned from service on our Board in September 2020.
24

PROPOSAL NO. 1: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
The Company’s Board is presently composed of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the shareholders at each annual meeting to serve from the time of their election until the third annual meeting of shareholders following their election. The current terms of our Class II directors expire at the Annual Meeting. Class I directors consist of Sandeep Nayyar, Mukesh Patel and Maximiliane Straub. Class II directors consist of Randy Furr, Penelope Herscher, Ajay Shah and Jason White. Class III directors consist of Bryan Ingram and Mark Adams.
The following table sets forth information regarding the Board Nominees and other members of the Board.
Name	Age	Position with SGH	Director Since	Class	Term Expires
Sandeep Nayyar	62	Director, Lead Independent Director	2014	I	2024
Mukesh Patel	63	Director	2013	I	2024
Maximiliane Straub	57	Director	2019	I	2024
Randy Furr	67	Director and Nominee	2017	II	2022
Penelope Herscher	61	Director and Nominee	2021	II	2022
Ajay Shah(1)	62	Director	2011	II	2022
Jason White(1)	40	Director	2011	II	2022
Mark Adams	57	Director, President & CEO	2020	III	2023
Bryan Ingram	58	Director	2018	III	2023
(1)
Messrs. Shah and White were previously nominated to the Board by Silver Lake pursuant to the Sponsor Shareholder Agreement, as described below under “Certain Relationships and Related Party Transactions.” However, as Silver Lake no longer holds any equity interests in the Company, Silver Lake no longer has the right under the Sponsor Shareholder Agreement to nominate directors to the Board.

The Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) has nominated Mr. Randy Furr and Ms. Penelope Herscher as Class II director nominees for a three-year term expiring at the 2025 annual meeting of shareholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
A brief biography of each nominee and each continuing director is set forth below, including the individual’s age as of December 14, 2021 and information regarding the experience, qualifications, attributes or skills of each nominee that led the NCG Committee to believe that the director should continue to serve on the Board.
Nominees for Election as Directors for a Term Expiring in 2025
Randy Furr, age 67, has served as a director since September 2017. Mr. Furr joined Bloom Energy Corporation in April 2015 and served as Executive Vice President and CFO until his retirement in 2020. Prior to Bloom Energy Corporation, he served as Corporate Executive Vice President and CFO of Spansion Inc. from June 2009 to March 2015, when it was acquired by Cypress Semiconductor Corporation. Mr. Furr has over 35 years of experience in the technology sector and is an experienced financial and operations executive. Mr. Furr also held senior executive positions as Executive Vice President and CFO at Magellan
25

Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer (“COO”) and CFO at Aliph Brands, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007 and as Executive Vice President and CFO from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina Corporation, an electronics manufacturing services provider, where he served as President and COO from 1996 to 2005 and as Executive Vice President and CFO from 1992 to 1996. Mr. Furr served as a director of Sanmina Corporation from 1998 until 2005. Mr. Furr holds a Bachelor of Business Administration degree from the University of Oklahoma and is a Certified Public Accountant.
We believe that Mr. Furr’s substantial experience as an executive at several public companies in the technology sector, as well as his background as a Certified Public Accountant, make him well qualified for service as a director.
Penelope Herscher, age 61, has served as a director since September 2021. Ms. Herscher is a seasoned technology public company board director, executive and entrepreneur, with more than 15 years of experience as a high-tech CEO in Silicon Valley and more than 10 years of experience serving on public company boards of directors. She currently serves as chair of the board of directors at Lumentum Holdings, Inc. and as a member of the board of directors of Faurecia SA and several private companies. Ms. Herscher also previously served as a member of the board of directors of Verint Systems, Inc. from 2017 to 2021, PROS Holdings, Inc. from 2018 to 2021 and Rambus, Inc. from 2006 to 2018. Since 2004, Ms. Herscher held various executive positions as CEO of First Rain, Inc., executive vice president and chief marketing officer of Cadence Design Systems, Inc. and CEO of Simplex Solutions. Ms. Herscher holds a BA Hons, MA in Mathematics from Cambridge University in England.
We believe that Ms. Herscher’s substantial experience as a director at public companies and as an executive in the technology sector make her well qualified for service as a director.
Continuing Directors
Sandeep Nayyar, age 62, has served as a director since September 2014 and as our Lead Independent Director since December 2020. Mr. Nayyar has been the Vice President and CFO of Power Integrations, Inc., a supplier of high performance electronic components, from 2010 to the present. Prior to that, from 2001 to 2009, Mr. Nayyar served as the Vice President of Finance for Applied Biosystems, Inc., a developer and manufacturer of life sciences products. From 1990 to 2001, Mr. Nayyar served in various senior finance roles including Vice President Finance at Quantum Corporation, a computer storage company. Mr. Nayyar was with Ernst & Young LLP, a public accounting firm, from 1986 to 1990, including service as an Audit Manager. Mr. Nayyar holds a Bachelor of Commerce from the University of Delhi, India and is a Certified Public Accountant.
We believe that Mr. Nayyar’s experience in complex technology companies in the semiconductor, life sciences and storage industries, and the perspective he brings as a Certified Public Accountant, make him well qualified for service as a director.
Maximiliane Straub, age 57, has served as a director since April 2019. Ms. Straub has served with the Robert Bosch companies for over 27 years and currently serves as President Global Business Services Bosch, a position she has held since January 1, 2020. Ms. Straub also serves as the CFO and Executive Vice President of Finance, Controlling and Administration of Bosch North LLC, a position she has held since June 2010. Prior to joining the Robert Bosch companies, Ms. Straub held several financial positions within the semiconductor division of Siemens AG and Siemens Matsushita Components. Ms. Straub serves on the Board of Directors of Inforum, a professional organization focused on creating strategic connections to
26

help advance professional women. In 2010, 2015 and 2020, Ms. Straub was recognized by Automotive News as one of the “Top 100 Women in the Auto Industry.” She is a guest lecturer for the University of Michigan Ross School of Business program “Ascending to the C-Suite: From Theory to Practice.” Ms. Straub served on the boards of directors of MTS Systems Corporation, Horizon Global Corporation and AQuantia Corporation. Ms. Straub’s educational degrees include Industriekauffrau IHK and an Advanced Business Administration degree with thesis, Diplom-Betriebswirt from the University of Munich.
We believe that Ms. Straub’s substantial experience as an executive at public companies in the technology sector, as well as her extensive financial and operational expertise and her background in industrial technology, make her well qualified for service as a director.
Bryan Ingram, age 58, has served as a director since October 2018. Mr. Ingram retired from Broadcom effective March 20, 2020. Mr. Ingram served as Senior Vice President and General Manager of Broadcom’s Wireless Semiconductor Division (“WSD”) from November 2015 until November 2019 and from 2007 to March 2013. As Senior Vice President and General Manager, Mr. Ingram oversaw at WSD the development, production and marketing of Radio-Frequency components used in handsets and other communications devices. Mr. Ingram served as COO of Avago Technologies from April 2013 until October 2015. In this role, he led the legacy Avago business units and operations. From 2005 to 2007, Mr. Ingram was Vice President of WSD. Prior to the founding of Avago from the Agilent Semiconductor Products Group (SPG) in 2005, Mr. Ingram was Vice President and General Manager of the SPG Wireless Semiconductor Division. From 1986 to 1999, Mr. Ingram held various management positions at Hewlett Packard and Westinghouse. Mr. Ingram holds a Bachelor of Science in Electrical Engineering from the University of Illinois and a Master of Science in Electrical Engineering from Johns Hopkins University.
We believe that Mr. Ingram’s substantial experience as an executive at public companies in the technology sector, as well as his background in operations, business development and marketing, make him well qualified for service as a director.
Mark Adams, age 57, became our President and CEO as of August 31, 2020 and has served as a director since September 2020. Mr. Adams served as the CEO of Lumileds, Inc. from February 2017 until March 2019, and he currently remains in an advisory role to Lumileds, Inc. Previously, Mr. Adams served as the President of Micron Technology, Inc. (“Micron”) from February 2012 to February 2016. From 2006 to February 2012, Mr. Adams served in a number of positions at Micron, including as the Vice President of Worldwide Sales and the Vice President of Digital Media. Prior to joining Micron, Mr. Adams served as the COO of Lexar Media, Inc. in 2006. Mr. Adams also served as the Vice President of Sales and Marketing of Creative Labs, Inc. from 2002 to 2006. In addition, he held numerous roles at Creative Labs, Inc. prior to 2002, including five years as the General Manager of Latin America. Prior to joining Creative Labs, Inc., Mr. Adams spent five years in major account sales for the enterprise server business of NCR Corporation. Mr. Adams has served as a member of the board of directors of Seagate Technology PLC since 2017 and the board of directors of Cadence Design Systems, Inc. since 2015. Mr. Adams holds a Master of Business Administration degree from Harvard University, focused in finance and international marketing.
As our top executive, Mr. Adams has direct responsibility for strategy development and execution. We believe that Mr. Adams’ substantial experience in investing and finance and his service as a senior executive and on the boards and board committees of technology companies, make him well qualified for service as a director of SGH.
27

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.
The Board has selected and approved of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending August 26, 2022. Deloitte has served as our independent registered public accounting firm since 2014. Representatives of Deloitte plan to attend the Annual Meeting and will be available to answer appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.
Neither our Articles of Association nor other governing documents or law require shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm; however, the Board is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.
The following is a summary of the fees and services provided by Deloitte to the Company for fiscal years 2021 and 2020:
	Fiscal Year
Description of Services Provided by Deloitte	2021	2020
Audit Fees(1)	$5,672,815	$4,294,257
Audit-Related Fees(2)	—	193,380
Tax Fees(3)	230,459	442,255
All Other Fees(4)	3,790	3,790
TOTAL	$5,907,064	$4,933,682
(1)
Audit fees for Deloitte for fiscal 2021 and 2020 were for professional services rendered for the audits of our financial statements, review of interim financial statements, audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, assistance with registration statements filed with the SEC, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Fees for the fiscal year ended August 27, 2021 include amounts associated with our acquisition of Cree Inc.’s LED products business unit (“CreeLED”) acquired in March 2021 and our July 2021 secondary offering memorandum. Fees for the fiscal year ended August 28, 2020, include amounts associated with our February 2020 offering memorandum and related accounting and audit procedures associated with convertible notes.

(2)	Fees for fiscal year 2020 include due diligence fees associated with our acquisition of CreeLED.
(3)
Includes fees for tax compliance, tax advice and tax planning services. These services include assistance regarding federal, state and international tax compliance, tax return review, tax audits and miscellaneous consulting services.

(4)
Includes fees for professional services other than the services reported above. These services include permissible business advisory and consulting services, such as training seminars and subscriptions to an accounting regulatory database.

The Audit Committee or delegate thereof pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis. All of the services provided by Deloitte in fiscal 2021 and 2020, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.
28

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.
Our Board is committed to excellence in governance. At our 2019 annual meeting of shareholders, our Board recommended and our shareholders approved, in a non-binding advisory vote, that a non-binding advisory vote on executive compensation be held every year. Consistent with this preference expressed by our shareholders, the Board determined that our shareholders should be provided with an opportunity to vote on a say-on-pay proposal every year.
The Company utilizes a “pay-for-performance” philosophy as the foundation for all decisions regarding compensation of the Company’s NEOs. In designing the compensation program for the Company’s NEOs, we start by evaluating our businesses’ objectives and take into account the complexity of our businesses in tailoring our compensation program toward furthering these objectives. We implement corporate governance best practices into our executive compensation programs, along with high standards of risk management, in order to protect the interests of our shareholders.
Our executive compensation philosophy and program, approved by our Compensation Committee, have been central to the Company’s objective to attract, retain and motivate individuals who can lead in our efforts to achieve superior shareholder returns. The Compensation Committee is engaged in reevaluating our compensation philosophy and the Company’s compensation programs and practices. Please refer to “Compensation Discussion and Analysis” below for a more detailed explanation of the compensation of the Company’s NEOs.
Pursuant to Schedule 14A of the Exchange Act, we are asking for shareholder approval, in the form of an advisory resolution, of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosure under “Compensation Discussion and Analysis” below, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation policies and practices described in this Proxy Statement. This advisory vote gives you, as a shareholder, the opportunity to endorse or not endorse the compensation of our NEOs through the following resolution:
RESOLVED, that the shareholders approve, in the form of an advisory resolution, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in this Proxy Statement.
While we intend to carefully consider the voting results of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
29

OTHER INFORMATION RELATED TO SGH, THE DIRECTORS
AND EXECUTIVE OFFICERS
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters
Each of our ordinary shares entitles its holder to one vote. The following table presents the beneficial ownership of our shares as of November 4, 2021 for:
•	each of our NEOs (as defined in our “Compensation Discussion and Analysis” below);
•	each of our directors;
•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares; and
•	all of our NEOs and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.
Ordinary shares subject to options under the SMART Global Holdings Amended and Restated 2017 Share Incentive Plan (as amended, the “Plan”) that are currently exercisable or exercisable within 60 days of November 4, 2021 and RSUs scheduled to be released within 60 days of November 4, 2021 (but excluding any performance or market-based awards where the performance or market conditions have not been satisfied as of such date) are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares potentially issuable upon conversion of our convertible senior notes due 2026 are not deemed to be outstanding. Percentage ownership is based on 24,678,813 ordinary shares outstanding on November 4, 2021.
Unless otherwise indicated, the mailing address of each of the individuals below is c/o SMART Modular Technologies, Inc. 39870 Eureka Drive, Newark, CA 94560.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Beneficially Owned
5% Shareholders:
BlackRock, Inc.(2)	3,158,142	12.8%
Ameriprise Financial, Inc.(3)	2,966,126	12.0%
The Vanguard Group(4)	2,047,328	8.3%
FMR LLC(5)	883,618	3.6%
Russell Investments Group, Ltd.(6)	829,714	3.4%
Directors and Named Executive Officers:
Ajay Shah(7)	277,421	1.1%
Mark Adams(8)	132,064	*
Randy Furr(9)	16,287	*
Penelope Herscher	—	*
Bryan Ingram(10)	9,245	*
Sandeep Nayyar (11)	11,693	*
Mukesh Patel(12)	82,286	*
30

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Beneficially Owned
Maximiliane Straub(13)	11,458	*
Jason White(14)	886	*
Jack Pacheco(15)	101,491	*
Ken Rizvi	—	*
Claude Demby	—	*
Thierry Pellegrino	—	*
Anne Kuykendall	—	*
All directors and executive officers as a group (13 persons)(16)	642,831	2.6%
*	Represents beneficial ownership of less than 1%
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)
Includes 3,145,715 shares over which BlackRock, Inc. (“BlackRock”) possesses sole voting power and 3,158,142 shares over which BlackRock possesses sole dispositive power. The number of shares listed for BlackRock, Inc. is based on a 13F filed on November 9, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Includes 2,841,956 shares over which Ameriprise Financial, Inc. (“Ameriprise”) and Columbia Management Investment Advisers, LLC (“Columbia Management”) have shared voting power, 2,966,126 shares over which Ameriprise has shared dispositive power and 2,965,948 shares over which Columbia Management has shared dispositive power. The number of shares listed for Ameriprise and Columbia Management is based on a 13F filed on November 15, 2021. The address of Ameriprise is 1099 Ameriprise Financial Center, Minneapolis, MN 55474, and the address for Columbia Management is 225 Franklin St. Boston, MA 02110.

(4)
Includes 39,709 shares over which The Vanguard Group – 23-1945930 (“Vanguard”) has shared voting power, 1,990,785 shares over which Vanguard has sole dispositive power and 56,543 shares over which Vanguard has shared dispositive power. The number of shares listed for Vanguard is based on a 13F filed on November 15, 2021. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes 389,072 shares over which FMR LLC (“FMR”) has sole voting power and 883,618 shares over which FMR has shared dispositive power. The number of shares listed for FMR is based on a 13F filed on November 15, 2021. The address for FMR is 245 Summer Street, Boston, MA 02210.

(6)
Includes 274,026 shares over which Russell Investments Group, Ltd. (“Russell”) has sole voting power, 555,688 shares over which Russell has shared voting power and 657,509 shares over which Russell has shared dispositive power. The number of shares listed for Russell is based on a 13F filed on November 8, 2021. The address for Russell is 1301 Second Ave, Suite 1800, Seattle, WA 98101.

(7)	Includes shares 222,513 shares held through trusts and other entities for the benefit of Mr. Shah and his family.
(8)
Consists of (i) 44,119 shares held of record by Mr. Adams, (ii) 9,820 shares held through the Adams Family Trust, (iii) 78,125 shares issuable pursuant to outstanding share options held by Mr. Adams that are currently exercisable or exercisable within 60 days of November 4, 2021.

(9)	Consists of 16,287 shares held of record by Mr. Furr.
(10)	Consists of 9,245 shares held of record by Mr. Ingram.
(11)	Consists of 11,693 shares held of record by Mr. Nayyar.
(12)	Consists of (i) 22,633 shares held of record by Mr. Patel and (ii) 59,653 shares held by Invati Capital LLC.
(13)	Consists of 11,458 shares held of record by Ms. Straub.
(14)	Consists of 886 shares held of record by Mr. White.
(15)
Consists of (i) 54,200 shares held of record by Mr. Pacheco and (ii) 47,291 shares issuable pursuant to outstanding share options held by Mr. Pacheco that are currently exercisable or exercisable within 60 days of November 4, 2021.

(16)	Includes 125,416 shares issuable pursuant to outstanding share options that are currently exercisable or exercisable within 60 days of November 4, 2021.
31

Executive Officers
In addition to Mr. Adams, our CEO, the following table sets forth information concerning our executive officers as of December 9, 2021.
Name	Age	Position with SGH
Jack Pacheco	60	Chief Operating Officer and President, Memory Solutions
Ken Rizvi	46	Senior Vice President and Chief Financial Officer
Claude Demby	57	Senior Vice President and President, LED Solutions
Anne Kuykendall	44	Vice President and General Counsel
Thierry Pellegrino	46	Senior Vice President and President, Intelligent Platform Solutions
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) filings they make.
To the best of our knowledge and based solely on a review of the copies of such reports furnished to us, during the fiscal year ended August 27, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis with the following exception: due to an administrative error, a late Form 4 was filed on October 22, 2021 on behalf of Mr. Pacheco to report beneficial ownership of PSUs that vested on October 20, 2021 but had been certified by the Compensation Committee as earned on October 1, 2021.
Report of the Compensation Committee
The following Report of the Compensation Committee of the Board shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
Randy Furr, Chair
Mukesh Patel
Bryan Ingram
32

COMPENSATION DISCUSSION AND ANALYSIS
OUR NAMED EXECUTIVE OFFICERS
Name	Title
Mark Adams	President and Chief Executive Officer
Ken Rizvi	Senior Vice President and Chief Financial Officer
Jack Pacheco	Executive Vice President, Chief Operating Officer and President, Memory Solutions; Former Chief Financial Officer
Claude Demby	Senior Vice President and President, LED Solutions
Thierry Pellegrino	Senior Vice President and President, Intelligent Platform Solutions
Anne Kuykendall	Vice President and General Counsel
Ajay Shah*	Former Executive Chairman
* Mr. Shah stepped down as Executive Chairman in April 2021. While Mr. Shah is an NEO in accordance with SEC disclosure rules, because Mr. Shah did not participate in the Company’s standard executive compensation program, the compensation he received with respect to fiscal 2021 is described in the section entitled “Former Executive Chairman Compensation” and references to NEOs in this Compensation Discussion and Analysis (“CD&A”) generally exclude Mr. Shah.
OVERVIEW
Our CD&A is divided into three sections:
Executive Summary	•	2021 Business Highlights
	•	2021 Management Transition
	•	Fiscal 2021 Executive Compensation Structure and Mix
	•	SGH’s Executive Compensation Practices
	•	2021 Say-on-Pay Vote
	•	Investor Engagement
How We Make Executive Compensation Decisions	•	Executive Compensation Philosophies and Objectives
	•	Role of the Board, the Compensation Committee and Our Executive Officers
	•	Guidance from Independent Compensation Consultant
	•	Comparison to Relevant Peer Group
Elements of Executive Compensation	•	Base Salary
	•	Short-Term Cash Incentive Compensation
	•	Equity Compensation
	•	New Hire Compensation
	•	President, Memory Solutions Compensation
	•	Former Executive Chairman Compensation
	•	Other Elements of Our 2021 Executive Compensation Program
33

EXECUTIVE SUMMARY
2021 Business Highlights
Fiscal 2021 was a foundational year for SGH. We introduced an almost entirely new executive leadership team, shifted strategic direction, closed the acquisition of CreeLED and reorganized into three separate, but related, business units: Intelligent Platform Solutions (“IPS”), Memory Solutions and LED Solutions. When structuring executive compensation, the Compensation Committee considered these circumstances, along with feedback from our investors and the results of our 2021 Say-on-Pay Vote, as well as the Company’s need to attract, retain and motivate our executives in an intensely competitive market for qualified talent.
During this transformative year, the Company delivered strong results, despite also facing macro challenges such as the COVID-19 pandemic and microelectronic supply chain constraints.
The following table illustrates some of the Company’s key results for fiscal 2021.

Net Sales	GAAP Gross Margin	GAAP EPS
↑ 34% to $1.5b	↑ 120 bps to 20.5%	↑ from ($0.05) to $0.83
Non-GAAP Gross Margin	**Non-GAAP EPS**	**GAAP Net Income**
↑ 240 bps to 22.2%	↑ 102% to $5.22	↑ from ($1.1)m to $21.3m
Adjusted EBITDA	**GAAP Operating Income**	**Non-GAAP Operating Income**
↑ 80.2% to $187.8m	↑ 33.6% to $55.2m	↑ 90.9% to $160.8m

Percentages are year-over-year. See Appendix A for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure. All comparisons include the results of the acquisition of CreeLED from March 1, 2021, the date of completion of such acquisition.

2021 Management Transition
In fiscal 2021, SGH underwent a transition to an almost entirely new management team, including:
•
In August 2020, Mark Adams joined the Company and was appointed to the position of President and CEO, replacing Mr. Shah, who had served as CEO since March 2018. Mr. Shah, who was also Chairman of the Board, became Executive Chairman at the time of Mr. Adams’ appointment, and subsequently stepped down as Executive Chairman in April 2021. Mr. Shah will continue to serve as a director of the Company until the Annual Meeting.

34

•
In September 2020, Jack Pacheco, then the Company’s Executive Vice President, Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”), was appointed to the position of President, Memory Solutions.

•
In February 2021, Ken Rizvi joined the Company and was appointed to the position of Senior Vice President and CFO, with Mr. Pacheco continuing to serve as the Company’s Executive Vice President and COO and as President, Memory Solutions.

•
In March 2021, in connection with the closing of the CreeLED acquisition, Claude Demby joined the Company and was appointed to the position of Senior Vice President and President of the Company’s LED Solutions business.

•	Also in March 2021, Thierry Pellegrino joined the Company and was appointed to the position of Senior Vice President and President of IPS.
•	In April 2021, Anne Kuykendall joined the Company and was appointed to the position of Vice President and General Counsel.
When Mr. Adams was appointed in August 2020, the Company was at an important inflection point as an organization:
•
The Company was operating under COVID-19 conditions, in which it prioritized continuing operations while protecting and motivating the essential production workforce and engaging all employees globally, whether working on site or remotely;

•
The Company was evaluating CreeLED as an acquisition target, a transaction that would result in the doubling of the number of our employees, an expansion to new international locations and a significant diversification and expansion of the Company’s portfolio and customer base;

•
The CEO transition occurred in concert with the transition of Mr. Shah to the Executive Chairman position, after Mr. Shah had served in senior leadership positions with the Company since its inception; and

•	The Company was continuing to navigate an increasingly competitive operating and labor environment.
The Compensation Committee’s decisions with respect to executive compensation were made in light of these leadership changes and the Company’s overall transformation. The Compensation Committee approved compensation packages to serve as an inducement for experienced executives to join the Company in a very competitive labor market during a time of transition, and to incentivize performance in accordance with the strategic direction of this new leadership team.
For further information regarding the compensation received by our NEOs in connection with the fiscal 2021 management transition, please see the “New Hire Compensation” and the “President, Memory Solutions Compensation” sections of this CD&A below.
35

Fiscal 2021 Executive Compensation Structure and Mix
Our executive compensation program was built on our performance-driven culture and long-standing executive compensation philosophies and objectives, as described below under “Executive Compensation Philosophies and Objectives,” which we believe have been key contributors to our recent success. The table below outlines each of the principal elements of our fiscal 2021 annual executive compensation program:
Pay Element*
	Base Salary	Short-Term Cash Incentive Compensation	Time-Based RSUs	Performance-Based RSAs / PSUs
Recipients	All NEOs	All NEOs	All NEOs	Jack Pacheco* (and all NEOs in fiscal 2022)
When Granted	Annually	Semi-Annually (40% with respect to the first half of fiscal 2021 and 60% with respect to the second half of fiscal 2021)	Annually	Annually
Form of Delivery	Cash	Cash	Equity	Equity
Type of Performance	Short-term emphasis	Short-term emphasis (variable)	Long-term emphasis (variable)	Short- or long-term emphasis (variable)
Performance/Vesting Period	1 year	6 months, with holdback applicable to first half payments	4 years	3 years
How Payout Determined	Compensation Committee determination	Based upon objectives established by Compensation Committee	Service throughout the vesting period	Attainment of performance condition(s) and service throughout vesting period
2021 Performance Measures	Individual	Net revenue and non-GAAP operating income	Ordinary share price	Net revenue and non-GAAP operating income Total shareholder return relative to Russell 2000 (with respect to fiscal 2022 grants)
* Because this chart illustrates the principal elements of the Company’s annual executive compensation program, this chart excludes the sign-on inducement equity compensation delivered to Messrs. Adams, Rizvi, Demby and Pellegrino and Ms. Kuykendall in the form of time-based share options, time-based and performance-based RSUs, time-based and performance-based restricted share awards (“RSAs”) and/or cash sign-on awards. Please see the “New Hire Compensation” section of this CD&A for further detail.
36

† These charts reflect the value of the 2021 target total direct compensation opportunity with respect to our CEO and other NEOs as follows: (i) annual salary for fiscal 2021; (ii) target fiscal 2021 short-term cash incentive program opportunity; and (ii) the grant date fair value of equity awards granted during fiscal 2021. Please see the “New Hire Compensation” section of this CD&A for further detail.
SGH’s Executive Compensation Practices
The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:
Our Executive Compensation Practices
✔	Significant percentage of target annual compensation delivered in the form of variable compensation tied to financial performance or share price
✔	Emphasis on performance-based pay
✔	Substantial portion of executive compensation is at-risk
✔	Market comparison of executive compensation against a relevant peer group
✔	Independent Compensation Committee
✔	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company
✔	Robust share ownership guidelines
✔	Clawback policy
✔	Annual Say-on-Pay vote
✔	Limited perquisites
✔	No excessive severance benefits
✔	Dividends or dividend equivalents on unearned performance-based awards not permitted under our long-term incentive plan
✔	Prohibition on hedging, pledging or short sales of our securities
37

2021 Say-on-Pay Vote
As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s shareholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 78% of the votes cast for the Company’s Say-on-Pay vote at our 2021 Annual Meeting of Shareholders. As discussed below, the Compensation Committee viewed the results of the 2021 Say-on-Pay vote as feedback that shareholders would like to see certain improvements made to the Company’s executive compensation program. The Compensation Committee implemented these improvements in connection with its executive compensation decisions in fiscal 2022.
Investor Engagement
We believe in listening to our shareholders. Each year, we conduct outreach to shareholders and receive feedback on matters including our executive compensation and corporate governance practices. Throughout the year, our CEO and CFO engage with our shareholders. In addition, two of our directors were nominated by Silver Lake, our largest shareholder for a portion of fiscal 2021.
To communicate broadly with our shareholders, we also seek to transparently share information relevant to our shareholders through our Investor Relations website, our Annual Report and this Proxy Statement.
Based on the feedback we have received from shareholders, particularly in fiscal 2021, we concluded that the following items were of most concern to our shareholders and we responded with the following changes to our policies:
What We Heard from Investors	Our Perspective / How We Responded
Executive Compensation: Investors would like to see executive compensation more closely tied to performance and more closely aligned with shareholder returns
•RSUs and RSAs were a key component of our executive compensation program in fiscal 2021 because we deem them effective in aligning the interests of executives and shareholders

•A large percentage of executive compensation is weighted towards at-risk, variable incentive awards — short-term cash incentives and equity grants — rather than base salaries

•We awarded market-based performance share units (“PSUs”) and performance-based RSAs (“PSAs”) in connection with the recruitment of our CEO and CFO

•The fiscal 2022 annual equity grant to each of our NEOs included PSUs with vesting tied to the achievement of total shareholder return goals relative to the Russell 2000 over a three-year performance period

38

What We Heard from Investors	Our Perspective / How We Responded
Board Composition: Investors would like to see a diverse Board with a greater proportion of independent directors
•If our director nominees are elected, 33% of our directors will be female, compared to our current Board, where 22% of our directors are female

•If our director nominees are elected, 83% of our directors will be independent (i.e., all of our directors except our CEO), compared to 67% of our current directors and no Silver Lake nominated directors would be on the Board

•In December 2020, we established a Lead Independent Director role with broad authority and responsibility

ESG Disclosures and Governance: Investors would like to see more disclosure around how our Board oversees ESG factors
•We formed an ESG steering committee and released our 2020 Environmental, Social and Governance Report, the first for SGH, which provided detailed information on our Future Impact Goals and our commitment to a sustainable future and a better world

•We added more information to our proxy statement about our Board processes for overseeing ESG below under Corporate Responsibility

•We updated our share ownership guidelines for directors and executive officers to disallow the inclusion of unexercised options to meet such guidelines, which update puts us in line with recent updates to ISS’s stock ownership guidelines

•We formed a Cybersecurity Risk Management Committee of the Board to oversee our information technology use, data security and compliance with information security and data protection laws

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS
Executive Compensation Philosophies and Objectives
Our executive compensation program is designed around five primary objectives:
•	Aligning executive and shareholder interests;
•	Maintaining relatively modest levels of guaranteed compensation relative to our peer group and comparably sized companies;
39

•	Motivating and rewarding executives for performance against our annual operating plan;
•	Attracting, motivating and retaining qualified executives; and
•	Improving quality of life and reducing distractions by way of health and welfare benefits
In furtherance of these objectives, the variable nature of our executive compensation program ties significant portions of total compensation to Company and individual performance, through a combination of cash performance incentives and equity compensation. The Compensation Committee believes that the executive compensation program should motivate the executive officers to drive strong and sustained performance for SGH. Accordingly, executive compensation is weighted towards at-risk, variable incentive awards — short-term cash incentives and equity grants — rather than base salaries. This performance and equity focus aligns our executive compensation with the performance of individuals and the Company as a whole with the interests of our shareholders.
At-Risk Executive Compensation
Pay Element	Philosophies and Objectives
Time-Based Equity Awards	•Time-based nature of these awards assists in retaining executives •Provides an opportunity to share in the creation of shareholder value •Provides appropriate incentive to drive Company performance
Cash Incentive Program
•For all NEOs except Claude Demby, fiscal 2021 performance goals based on net revenue and non-GAAP operating income incentivize top-line growth and profitability

•For Claude Demby, fiscal 2021 performance goals based on CreeLED’s gross profit

•Beginning in fiscal 2022, performance goals will include human capital and environmental, social and governance metrics

Performance-Based Equity Awards	•Directly links compensation to total shareholder return goals or other performance metrics
Role of the Board, the Compensation Committee and Our Executive Officers
At least twice per year (prior to awarding short-term cash incentives), the CEO assesses each NEO’s performance, taking into account accomplishments, areas of strength and opportunities for development. The CEO bases his evaluation on his knowledge of each NEO’s performance and the individual’s self-assessment. This evaluation is then presented to the Compensation Committee and contributes to the CEO’s recommendations for compensation adjustments and any upward or downward adjustments to the actual payout amount of the short-term cash incentive. NEOs do not propose or seek approval of their own compensation or participate in the discussion of their performance with the Compensation Committee. After considering the CEO’s recommendation and a variety of other factors, set forth below, the Compensation Committee has final authority to implement any changes to compensation of the NEOs.
The CEO’s annual performance review is conducted by the Compensation Committee, which consists of independent directors only. This evaluation takes several factors into account, including the criteria listed above, as well as overall Company actual performance relative to targeted Company performance for the fiscal year. The Compensation Committee also considers the CEO’s individual contributions to Company
40

performance, including his leadership and stewardship in the attainment of the Company’s actual performance. They then consider these evaluations in conjunction with any input they may receive from other directors to come up with an overall evaluation of the CEO’s performance. The independent directors consider whether any changes to the CEO’s compensation are warranted in light of this review and present any such changes to the Board.
Guidance from Independent Compensation Consultant
During fiscal 2021, Compensia provided executive and director compensation consulting services to the Compensation Committee. In May 2021, the Compensation Committee transitioned from Compensia to Semler Brossy Consulting Group (“Semler”) as its compensation consultant. For purposes of this CD&A, Compensia and Semler are collectively referred to as “Compensation Consultant.”
The Compensation Committee’s independent Compensation Consultant reports directly to and is accountable to the Compensation Committee. The Compensation Consultant was engaged to provide advice, information and recommendations relating to the compensation of our executive officers and directors, including base salary, cash incentive and equity incentive levels and program structures, as well as other retention incentives, and how this compensation compares to compensation for executive officers and directors of members of the Company’s peer group and comparably sized technology companies. In addition, the Compensation Consultant assisted the Compensation Committee with the development of a peer group and the design and refinement of the Company’s compensation philosophy. The Compensation Consultant also advised the Compensation Committee regarding compensation disclosures, share ownership guidelines, clawback provisions, shareholder proposals and trends and best practices in executive and director pay.
In the course of its work, the Compensation Consultant interacts with management to understand existing Company programs and policies, collects current pay program data, reviews competitive compensation data, obtains feedback on industry trends and best practices and provides input on the CD&A disclosure in our proxies. Neither Compensia nor Semler provide, and neither has been retained to provide, any services to the Company outside of the work assigned by the Compensation Committee. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to the Nasdaq listing standards and concluded that the Compensation Consultant’s work for the Compensation Committee did not raise any conflict of interest.
Comparison to Relevant Peer Group
In determining actual pay, the Compensation Committee considers compensation levels at peer group and other comparably sized companies, but it is only one factor among many. Of the following five factors, the first three are weighed most heavily:
•	Company and individual performance;
•	Scope of the relevant role;
•	Experience;
•	Qualifications; and
•	Competitive compensation data from our peer group and other comparably sized companies.
41

Comparative Framework
Each year, the Compensation Committee works with the Compensation Consultant to develop and/or evaluate a peer group intended to represent companies with technology product manufacturing operations and a similar financial profile to the Company. The peer group for fiscal 2021 was selected using the following criteria:
•	Publicly traded, U.S. headquartered companies;
•	Comparable semiconductor, semiconductor equipment, communications equipment, electronic manufacturing services, electronics equipment and components and technology disruption companies;
•	Market capitalization generally targeted between $220 million and $2.8 billion; and
•	Revenue for the most recent four quarters generally targeted between $550 million and $2.2 billion.
For fiscal 2021, taking into consideration the above criteria, the Compensation Committee approved the following companies for peer group comparisons, which did not change as compared to the peer group used to evaluate fiscal 2020 compensation decisions, except for the removal of Electronics for Imaging due to its acquisition in April 2019 and the addition of NetScout Systems, Plantronics and Ribbon Communications:
Alpha & Omega Semiconductor	Ichor Holdings	Plantronics
Cohu	Infinera	Ribbon Communications
CTS	Methode Electronics	SunPower
Diodes	NetScout Systems	Synaptics
Extreme Networks	OSI Systems	Ultra Clean Holdings
FormFactor	Photronics
The Compensation Committee, after consulting with Semler, determined to update the peer group used for purposes of compiling compensation benchmarking data for our fiscal 2022 executive compensation programs in order to better align our peer group to the size and structure of our evolving business. Given the more diversified nature of our business, the Compensation Committee desired to include companies with similar growth profiles and business characteristics to SGH (such as business-to-business products and services, semiconductor and semiconductor equipment, LED/LCD products and high-level computing and internet-of-things companies), against which our business can be appropriately compared.
The peer group for fiscal 2022 was selected using the following criteria:
•	Publicly traded, U.S. headquartered companies;
•	Comparable semiconductor, semiconductor equipment, technology hardware, storage and peripherals, communications equipment, electronics manufacturing and electronics equipment and components companies;
•	Market capitalization generally targeted between $570 million and $3.4 billion;
•	Revenue for the most recent four quarters generally targeted between $587 million and $3.5 billion; and
•	Positive revenue growth over 1 and/or 3 years.
42

The following twenty-one companies represent the revised executive compensation peer group that will be used for NEO pay competitiveness assessments in fiscal 2022:
Alpha & Omega Semiconductor	FormFactor	Onto Innovation
Axcelis Technologies	Ichor Holdings	OSI Systems
Cohu	Infinera	Photronics
Corsair Gaming	MaxLinear	Plantronics
Diodes	Methode Electronics	Ribbon Communications
ePlus	NETGEAR	Super Micro Computer
Extreme Networks	NetScout Systems	Ultra Clean Holdings
ELEMENTS OF EXECUTIVE COMPENSATION
The fiscal 2021 compensation of our executive officers, including the NEOs, was comprised of the following main elements:
•	Total direct compensation, consisting of:
○	Base salary;
○	Short-term cash incentive compensation;
○	Equity compensation (including time-based and performance-based awards); and
○	New-hire compensation.
•	Other compensation benefits, consisting of:
○	Employee benefit plans; and
○	Severance benefits.
Base Salary
Generally, the Compensation Committee reviews the base salaries of our executives, including the NEOs, as part of its annual review of our executive compensation program. As noted above, in general, the base salaries of individual NEOs are determined based on (a) company and individual performance, (b) scope of the relevant role, (c) experience, (d) qualifications and (e) competitive compensation data from our peer group and other comparably sized companies.
The fiscal 2021 base salaries for our newly hired NEOs were set based on the factors noted above and the negotiations of the Company with the applicable executive officer, and they were set at levels deemed necessary to induce each to join the Company. In connection with his promotion to President, Memory Solutions and following a review of compensation paid to other CFOs and COOs in our peer group and other comparably-sized companies, the Compensation Committee, with input from Compensia, determined to increase Mr. Pacheco’s annual base salary to $460,000 from $425,000, effective as of the beginning of fiscal 2021.
The table below sets forth the fiscal 2021 annual base salary level for each of our NEOs:
Named Executive Officer	2021 Annual Base Salary
Mark Adams	$750,000
Ken Rizvi	$475,000
Jack Pacheco	$460,000
Claude Demby	$450,000
Thierry Pellegrino	$450,000
Anne Kuykendall	$350,000
43

Short-Term Cash Incentive Compensation
The NEOs, other than Mr. Demby, were generally eligible to participate in our fiscal 2021 short-term cash incentive program, whereas Mr. Demby’s fiscal 2021 short-term cash incentive compensation was negotiated in connection with the CreeLED acquisition, as described below.
The Compensation Committee designed the fiscal 2021 performance targets such that 100% achievement would be difficult but attainable, and achievement over 100% would be a stretch goal. For example, the fiscal 2021 net revenue performance target was $1.25 billion, an increase of 11.6% over our fiscal 2020 net revenue, and the fiscal 2021 non-GAAP operating income performance target was $109 million, an increase of 29.4% over our fiscal 2020 non-GAAP operating income.
Fiscal 2021 Short-Term Cash Incentive Program for NEOs Other Than Claude Demby
Performance Periods. For fiscal 2021 and consistent with prior years, performance under our cash incentive program was measured in two semi-annual periods, with 40% of the annual targeted cash incentive available with respect to performance for the first half of fiscal 2021 and 60% of the annual targeted cash incentive available with respect to performance for the second half of fiscal 2021. Bonus payouts are pro-rated based on the number of days employed during a particular bonus period.
Performance Targets. Performance targets for each period relate to our Board-approved annual operating plan (“AOP”). Our AOP for each fiscal year is approved by the Board before the beginning of the year or as soon as practicable thereafter. Under our short-term cash incentive plan, the actual bonus amount for each performance period is based on Company performance and, for Mr. Pellegrino, IPS performance, relative to the Board-approved operating plan for the applicable period.
Performance Measurement. For fiscal 2021, Company performance was measured 80% in connection with achievement of non-GAAP operating income targets and 20% in connection with achievement of net revenue targets (the “SGH Factor”). IPS performance was measured 80% in connection with achievement of non-GAAP operating income targets for IPS and 20% in connection with achievement of net revenue targets for IPS (the “IPS Factor”). For each of Messrs. Adams, Rizvi and Pacheco and Ms. Kuykendall performance was measured using the SGH Factor. For Mr. Pellegrino, performance was measured 20% based on the SGH Factor and 80% based on the IPS Factor.
Named Executive Officer	Cash Incentive Program Weighting
Mark Adams	•100% SGH Factor
Ken Rizvi	•100% SGH Factor
Jack Pacheco	•100% SGH Factor
Thierry Pellegrino	•20% SGH Factor •80% IPS Factor
Anne Kuykendall	•100% SGH Factor
Accelerator. In order to incentivize over-achievement and long-term positive performance, if the relevant performance factor is above 100%, the payout amount accelerates upward, and if it is below 100%, it accelerates downward. In fiscal 2021, no bonus would have been paid unless the Company achieved more than 50% of the weighted financial targets in the applicable performance period. For achievement above this threshold level of performance, the cash incentive pool would have been funded, increasing on a sliding scale from 0% funding for performance at 50% of target, to 100% of the targeted funding amount for achievement at 100% of the performance target, then at an accelerated rate when achievement is
44

above 100% up to a maximum of 175% of the targeted funding amount for performance at or above 150% of the performance target. Given the economic and market conditions at the time the targets were set, the performance targets were designed to be challenging but achievable, while payouts at the maximum levels were designed to be stretch goals.
First Half Payout Cap. For the first half of fiscal 2021, the payout was capped at 100% with the overage payable following the second half of fiscal 2021 if the second half performance also met or exceeded 100% of the weighted financial targets.
Diagram of Bonus Calculation for Adams, Rizvi, Pacheco and Kuykendall

Diagram of Bonus Calculation for Pellegrino

SGH Factor (Weighted 20%)
Non-GAAP Operating Income Achievement (Weighted 80%)
+
Revenue Achievement (Weighted 20%)
X
Accelerator
Target Bonus
X
IPS Factor (Weighted 80%)
IPS Non-GAAP Operating Income Achievement (Weighted 80%)
+
IPS Revenue Achievement (Weighted 20%)
X
Accelerator
=
Actual Payout

45

Fiscal Year 2021 SGH Factor Calculation. The threshold, target and maximum payment opportunities for each semi-annual period in fiscal 2021 applicable to our participating NEOs other than Mr. Pellegrino are set forth below:
Payout Opportunity	Non-GAAP Operating Income(1) (in millions)		Net Revenue (in millions)
	2021 First Half	2021 Second Half	2021 First Half	2021 Second Half
Maximum (150% Achievement)	$74.2	$89.3	$898.4	$980.2
Target	$49.5	$59.5	$598.9	$653.5
Threshold (50% Achievement)	$24.7	$29.8	$299.5	$326.7
Actual Achievement(2)	$50.9	$94.0	$595.7	$761.5
% of Target	102.9%	158.0%	99.5%	116.5%
(1)
For purposes of the 2021 cash incentive program, “Non-GAAP Operating Income” is defined as GAAP income from operations excluding stock-based compensation expense, amortization expense, acquisition-related expenses, integration and restructuring expenses and other infrequent or unusual items. The Compensation Committee determined it was appropriate to exclude these items in order to better measure and assess our core operating performance.

(2)
As described below, amounts attributable to CreeLED were excluded when determining actual achievement, except to the extent such amounts exceeded the targets that were presented to the Board in connection with its review and approval of the CreeLED acquisition.

During the first half of fiscal 2021, the Company achieved $50.9 million of non-GAAP operating income, which was 102.9% of the target. With 80% of the attainment weighted on non-GAAP operating income, this resulted in 82.3% attainment of the target. During the first half of fiscal 2021, the Company also achieved $595.7 million of net revenue, which was 99.5% of the target. With 20% of the attainment weighted on net revenue, this resulted in an additional 19.9% attainment for a total weighted attainment of 102.2%. As a result of attaining over 100% of the weighted target, the accelerator increased the total cash incentive payout to 104.5% of the targeted payout. However, due to the first-half cap described above, only 100% was payable at the time of the payout for the first-half performance period. Therefore, for the first half of fiscal 2021, the cash incentive payout was 100% of 40% of the targeted annual cash incentive target.
Role of CreeLED Overachievement in Fiscal Year 2021 SGH Factor Calculation. When the fiscal 2021 targets for non-GAAP operating income and net revenue were approved by the Compensation Committee in September 2020, they did not include any amounts for CreeLED, as no definitive agreement for the acquisition was in place at the time. During the second half of fiscal 2021, including the operations of CreeLED, the Company achieved $104.7 million of non-GAAP operating income and $952.4 million of net revenue. The operations of CreeLED accounted for $36.1 million of second half non-GAAP operating income and $224.6 million of the second half net revenue, which exceeded the targets for such results as presented to the Board in connection with its review and approval of the CreeLED acquisition by $25.4 million and $33.6 million, respectively (the “CreeLED Overachievement”). Accordingly, the Compensation Consultant advised and the Compensation Committee determined that it was appropriate to include these excess figures, rather than the full amounts of non-GAAP operating income and net revenue attributable to the operations of CreeLED, when determining achievement against the 2021 bonus targets.
With the addition of the CreeLED Overachievement, during the second half of fiscal 2021, the Company achieved $94.0 million of non-GAAP operating income, which was 158.0% of the target. With 80% of the attainment weighted on non-GAAP operating income, this resulted in 126.4% attainment of the target. With the addition of the CreeLED Overachievement, during the second half of fiscal 2021, the Company
46

also achieved $761.5 million of net revenue, which was 116.5% of the target. With 20% of the attainment weighted on net revenue, this resulted in an additional 23.3% attainment for a total weighted attainment of 149.7%. As a result of attaining over 100% of the weighted target, the accelerator increased the total cash incentive payout for the second half of fiscal 2021 to 174.7% of the targeted payout. As a result of completing fiscal 2021 above 100% of target, the 4.5% holdback from the first half of fiscal 2021 was added to the second half payout. Therefore, for the second half of fiscal 2021, the cash incentive payout was 174.7% of 60% of the targeted annual cash incentive target plus, for NEOs with the Company in the first half of fiscal 2021, the holdback for the first half of fiscal 2021 was equal to 4.5% of 40% of the annual cash incentive target.
Fiscal Year 2021 IPS Factor Calculation. Due to the commencement of his employment in March 2021, Mr. Pellegrino was eligible for a bonus with respect to only the second half of fiscal 2021. The threshold, target and maximum payment opportunities applicable to the portion of Mr. Pellegrino’s cash incentives for such period that were based on the performance of our IPS business segment are set forth below:
Payout Opportunity	IPS Non-GAAP Operating Income(1) (in millions)	IPS Net Revenue (in millions)
	2021 Second Half	2021 Second Half
Maximum (150% Achievement)	$20.2	$240.0
Target	$13.5	$160.0
Threshold (50% Achievement)	$6.7	$80.0
Actual Achievement	$23.3	$193.5
% of Target	173.0%	120.9%
(1)
For purposes of determining cash incentive targets and attainment, “Non-GAAP Operating Income” is defined as GAAP income from operations excluding stock-based compensation expense, amortization expense, acquisition-related expenses, integration and restructuring expenses and other infrequent or unusual items. The Compensation Committee determined it was appropriate to exclude these items in order to better measure and assess our core operating performance.

During the second half of fiscal 2021, IPS achieved $23.3 million of non-GAAP operating income, which was 173.0% of the target. With 80% of the attainment weighted on non-GAAP operating income, this resulted in 138.4% attainment of the target. During the second half of fiscal 2021, IPS also achieved $193.5 million of net revenue, which was 120.9% of the target. With 20% of the attainment weighted on net revenue, this resulted in an additional 24.2% attainment for a total weighted attainment of 162.6%. As a result of attaining over 100% of the weighted target, the accelerator increased Mr. Pellegrino’s attainment with respect to the performance of the IPS segment to 175.0%. As Mr. Pellegrino is the President of a business unit, 80% of his cash incentive payout was tied to the performance of the IPS segment, which amounted to 140.0% and 20% of his cash incentive payout was tied to the performance of SGH, which amounted to 34.9% for a total cash incentive achievement of 174.9%. However, as Mr. Pellegrino was not an employee for the entire second half of fiscal 2021, his cash incentive payout was prorated at 57% out of the 60% second half achievement amount.
47

Fiscal Year 2021 Target and Payout Amounts for NEOs Other Than Claude Demby. The table below sets forth the fiscal 2021 cash incentive targets and payouts to each of our participating NEOs other than Mr. Demby based upon fiscal 2021 performance.
Named Executive Officer	2021 First Half Cash Incentive Target	2021 First Half Cash Incentive Payout	2021 Second Half Cash Incentive Target	2021 Second Half Cash Incentive Payout	Total 2021 Cash Incentive Payout
Mark Adams	$300,000	$313,410(1)	$450,000	$786,014	$1,099,424(2)
Ken Rizvi	—	—	$228,000	$398,247	$ 398,247(3)(4)
Jack Pacheco	$156,400	$163,391(1)	$234,600	$409,775	$ 573,166
Thierry Pellegrino	—	—	$205,319	$359,172	$ 359,172(4)(5)
Anne Kuykendall	—	—	$111,750	$195,193	$ 195,193(4)
(1)
As described above, the payout of the first half cash incentive was capped at 100% with the overage payable if the second half met or exceeded 100% of the weighted financial targets. As a result, $13,410 and $6,991 was held back from Messrs. Adams’ and Pacheco’s, respectively, first half cash incentives and were paid following the end of the second half of fiscal 2021.

(2)
Pursuant to the terms of Mr. Adams’ offer letter, the minimum bonus payable to Mr. Adams for the first semi-annual period of fiscal 2021 was set at $175,000. However, the bonus actually earned by Mr. Adams based on performance against the pre-established performance goals exceeded this minimum amount.

(3)
Pursuant to the terms of Mr. Rizvi’s offer letter, the minimum bonus payable to Mr. Rizvi for fiscal 2021 was set at $380,000. However, the bonus actually earned by Mr. Rizvi based on performance against pre-established performance goals exceeded this minimum amount.

(4)	Messrs. Rizvi and Pellegrino and Ms. Kuykendall were not eligible for 2021 first half cash incentives as they commenced employment in February 2021, March 2021 and April 2021, respectively.
(5)
Pursuant to the terms of Mr. Pellegrino’s offer letter, the minimum bonus payable to Mr. Pellegrino for the second semi-annual period of fiscal 2021 was set at $205,319. However, the bonus actually earned by Mr. Pellegrino based on performance against pre-established performance goals exceeded this minimum amount.

Fiscal 2021 Short-Term Cash Incentive Compensation for Claude Demby
Through June 27, 2021 (the end of Cree Inc.’s fiscal 2021), Mr. Demby’s target bonus was equal to 80% of his base salary, pro-rated based on the time elapsed between the closing the acquisition of CreeLED in March 2021 and the end of Cree Inc.’s fiscal 2021, and was determined 50% in connection with the achievement of revenue targets and 50% in connection with the achievement of gross margin percentage targets, in each case, with respect to CreeLED. Following the conclusion of Cree Inc.’s fiscal 2021, the Compensation Committee evaluated the performance of CreeLED based on actual performance versus the target performance goals. Based on such evaluation, the Compensation Committee determined that CreeLED had achieved 200% and 146.7% of the target revenue and gross margin percentage targets, respectively, resulting in a payout to Mr. Demby equal to 173.4% of target.
48

Due to the two-month gap between the end of Cree Inc.’s fiscal year in June 2021 and the beginning of our fiscal 2022 at the end of August 2021, the Compensation Committee determined that Mr. Demby’s fiscal 2022 bonus will be proportionally increased to reflect Mr. Demby’s service during these months. Accordingly, when Mr. Demby’s annual bonus for fiscal 2022 is finalized and earned, we have agreed to pay Mr. Demby a one-time bonus equal to one sixth of Mr. Demby’s annualized bonus for fiscal 2022. In addition, pursuant to the terms of Mr. Demby’s offer letter, the minimum amount payable with respect to each of the six-month periods beginning on April 1, 2021 and October 1, 2021 was set at $50,000, which amounts were to be credited, on a pro rata basis, against the amounts otherwise payable to Mr. Demby in respect of his fiscal 2021 and fiscal 2022 bonuses. For the period beginning April 1, 2021, the cash incentive actually earned by Mr. Demby based on performance against the pre-established performance goals exceeded this minimum amount.
Fiscal 2022 Short-Term Cash Incentive Program
Following a review of the Company’s cash incentive program in September 2021, the Compensation Committee, in consultation with its independent compensation consultant and Mr. Adams, determined to modify the terms of the cash incentive program beginning in fiscal 2022. Performance under the updated cash incentive program will be measured over one annual performance period rather than two semi-annual performance periods. Payouts under the updated cash incentive program will be determined based 75% on the achievement of financial performance goals and 25% on the achievement of individual performance goals, with such individual performance goals to relate to (i) financial metrics, (ii) strategic and operational metrics and (iii) human capital management and environmental, social and governance metrics. The Compensation Committee believes that the use of quantitative metrics in addition to a qualitative element with respect to individual performance goals will more closely tie compensation to our strategic, human capital and environmental, social and governance goals.
Equity Compensation
We believe that equity awards provide long-term incentives that aid in retaining executive talent by providing opportunities to be compensated commensurate with the Company’s performance and rewarding executives for creating shareholder value. In determining individual equity awards, the Compensation Committee considers many factors, the first two of which are the most important:
•	Organizational criticality of the individual’s role;
•	Individual performance;
•	Company performance;
•	Competitive market practices; and
•	Unvested equity position.
As part of its annual review of our long-term incentive program, the Compensation Committee determined to grant the fiscal 2021 annual equity awards in the form of (i) time-based RSUs in order to enhance the retentive element of our executive compensation program and (ii) PSUs in order to further align the Company’s executive program with market practices and shareholder interests. Accordingly, in fiscal 2021, Mr. Pacheco was granted the following equity awards:
•
30,000 time-based RSUs, 1/4 of which vest on January 20, 2022 and 1/16 of which vest each quarter thereafter for three years, subject to Mr. Pacheco’s continued employment through each applicable vesting date. The size of the grant was determined in recognition of his promotion to President, Memory Solutions.

49

•
12,000 PSUs, 1/3 of which vested on October 20, 2021, following Compensation Committee certification of 100% attainment of the applicable performance conditions (the “Initial Vesting Date”) and 1/6 of which vest every six months following the Initial Vesting Date thereafter for two years, contingent on continued service and subject to the Company’s achievement of at least 75% of the full fiscal year targets under the AOP. The percentage of shares subject to the PSU awards that will actually vest will equal the actual attainment percentage under the AOP for fiscal 2021 after accounting for the impact of the accelerator applicable to the cash incentive plan. The targeted level of performance required to vest in the PSUs was designed to be challenging but achievable with strong management performance.

Our other NEOs received equity awards in connection with the commencement of their employment with the Company as described below under “New Hire Compensation.”
New Hire Compensation
As noted above under “2021 Management Transition,” the Compensation Committee approved compensation packages to the newly appointed NEOs during 2021 that were intended to serve as an inducement for many of the executives to join the Company in a very competitive labor market during the time of transition and to incentivize performance under the strategic direction of this new leadership team.
In particular, in determining the compensation package for Mr. Adams, the Compensation Committee viewed Mr. Adams as uniquely suited to manage the organization at a critical point in his career:
•
Mr. Adams is a highly sought-after CEO with significant prior experience in memory, systems and LED businesses, making him uniquely positioned to drive SGH’s evolution as a technology holding company, including executing on the completion of the acquisition of CreeLED and overseeing the development of the Company’s business units;

•
Mr. Adams has over 20 years of operational and leadership experience, with particular expertise in mergers and acquisitions and a strong background in organizational structure at companies substantially larger than SGH. With this experience and expertise, Mr. Adams is well qualified to enable the Company to continue to pursue plans for diversification and expansion; and

•	With significant demonstrated success in talent acquisition and development, Mr. Adams was poised to build a strong executive management team.
The Compensation Committee sought to structure the compensation for Mr. Adams in a way that (i) incentivized him to join the Company and remain with the Company through and beyond this pivotal period, (ii) mirrored the strategic reset that the Company was undergoing and (iii) was aligned with the interests of the Company’s shareholders. Accordingly, Mr. Adams received a significant portion of his compensation in the form of equity awards in a combination of time-based RSAs, PSAs with vesting contingent on the value of the Company’s common stock reaching specified price targets and time-based share options. Each of these awards vests over a multi-year vesting period. The Compensation Committee believed that this mix of long-term equity awards would allow the Company to recruit and retain Mr. Adams while also incentivizing him to develop and execute our long-term strategic plan and drive shareholder value.
The Compensation Committee was similarly motivated in designing the new hire compensation for our CFO, Mr. Rizvi, and the President of LED Solutions, Mr. Demby. The Compensation Committee awarded Messrs. Rizvi and Demby a combination of time-based RSUs and performance-based PSUs in order to
50

incentivize them to join the Company and remain with the Company through this pivotal period and to align their compensation with the interests of the Company’s shareholders and, in the case of Mr. Rizvi, the overall performance of SGH, and Mr. Demby, the performance of CreeLED.
For Mr. Pellegrino and Ms. Kuykendall, the Compensation Committee approved the grant of time-based RSUs in order to induce them to join the Company, while still remaining aligned with the interests of shareholders.
The new hire compensation awards for each of the newly appointed NEOs are described in greater detail below:
Mark Adams New Hire Compensation
Mr. Adams joined the Company on August 31, 2020, and the beginning of fiscal year 2021. As described elsewhere in this CD&A, at that time, the Company was at an inflection point. The Committee felt it was critical to the health of the Company and in the best interests of its shareholders to seek out and retain a highly qualified chief executive officer, despite a competitive labor market. As discussed above, the Committee identified Mr. Adams as uniquely suited to lead the Company during this pivotal period, and the desire to attract, retain and motivate Mr. Adams was at the center of the Committee’s decisions around his new hire compensation. The Committee established Mr. Adams’ new hire compensation considering the Company’s peer group data and the input of the Committee’s Compensation Consultant regarding the levels of compensation required to attract and retain a highly qualified chief executive officer with a unique skillset in a competitive labor market. Considering these factors, the Committee established a new hire compensation package based on the Company’s long-standing executive compensation principles, with new hire equity awards designed to align Mr. Adams’ interests with those of the Company’s shareholders, as further described below.
Upon joining the Company, Mr. Adams received a sign-on bonus of $200,000, which was subject to repayment if his employment was terminated by us for “cause” or if he resigned without “good reason” (each as defined in Mr. Adams’ offer letter) prior to the one-year anniversary of his start date.
Mr. Adams was also granted the equity awards described below. For these awards, the Committee, in consultation with its Compensation Consultant, designed a combination of performance-based and time-based awards to (i) incentivize Mr. Adams to take actions that would drive shareholder value through development and execution of a long-term strategic plan, (ii) motivate him to join the Company during a challenging macroeconomic environment and (iii) incentivize him to subsequently stay with the Company through a multi-year vesting period. As a result, Mr. Adams’ equity grants were weighted towards performance-based compensation elements in the forms of options and the PSAs, both of which require stock price appreciation in order for Mr. Adams to realize any value. Specifically, in order to align his new-hire compensation with shareholder returns, the Committee awarded Mr. Adams performance-based awards in the form of options and PSAs that require significant stock price appreciation in order for Mr. Adams to realize any value. The stock appreciation goals were designed to be especially challenging given that they also required a reversal of the stock price’s steady decline in recent years (from a high of $49.84 per share in 2018 to a low of $24.91 per share on August 28, 2020). After one year of Mr. Adams’ leadership, the Company’s stock price had risen to $48.46 on August 31, 2021. The remainder of his equity awards were delivered in the form of time-based RSAs to motivate Mr. Adams to join the Company during a time of uncertainty and to stay with the Company through a multi-year vesting period.
•
Restricted Share Awards: 225,000 RSAs, 1/4 of which vested on October 20, 2021 and 1/16 of which will vest each quarter thereafter for three years, subject to continued service as CEO through the applicable vest date.

51

•
Options: 250,000 options with an exercise price set at the close of trading on the day prior to grant, or $26.99, 1/4 of which vested on September 28, 2021 and 1/48 of which will vest each month thereafter for three years, subject to continued service as CEO through the applicable vest date.

•	Performance Share Awards:
○
125,000 PSAs with a price target of $37.80 (i.e., 150% of the trading price on Mr. Adams’ start date), with vesting in four equal tranches contingent on the service and performance conditions set forth below. The performance condition applicable to the first tranche of these PSAs was achieved in fiscal 2021.

○
125,000 PSAs with a price target of $50.40 (i.e., 200% of the trading price on Mr. Adams’ start date), with vesting in four equal tranches contingent on the service and performance conditions set forth below.

○
PSA Service Condition: Continued employment as CEO through October 20, 2021 (with respect to the first tranche) and the first three annual anniversaries thereafter (with respect to the remaining tranches) (each, a “PSA Service Vesting Date”).

○
PSA Performance Condition: With respect to each tranche, the value of the Company’s common stock must equal or exceed the applicable price target for at least 60 consecutive trading days ending during the one-year period preceding the applicable PSA Service Vesting Date. To the extent the price target is not achieved with respect to any tranche of the PSAs by October 20, 2024, such tranche of the PSAs will be forfeited.

Please see the “Base Salary” and “Short-Term Cash Incentive Compensation” sections above for a description of the base salary and cash incentive payments earned by Mr. Adams in fiscal 2021.
Ken Rizvi New Hire Compensation
Upon joining the Company in February 2021, Mr. Rizvi received a sign-on bonus of $50,000, which is subject to repayment if his employment is terminated by us for “cause” or if he resigns without “good reason” (each as defined in Mr. Rizvi’s offer letter) prior to the one-year anniversary of his start date. As noted above, Mr. Rizvi was also granted the following equity awards under our 2021 Inducement Plan:
•	Restricted Share Units: 49,857 RSUs, 1/4 of which vest on April 20, 2022 and 1/16 of which vest each quarter thereafter for three years, subject to continued service through the applicable vest date.
•	Performance Share Units:
○
4,985 PSUs with a price target of $70.76 (i.e., 150% of the trading price on Mr. Rizvi’s start date), with vesting in four equal tranches contingent on the service and performance conditions set forth below.

○
4,985 PSUs with a price target of $94.34 (i.e., 200% of the trading price on Mr. Rizvi’s start date), with vesting in four equal tranches contingent on the service and performance conditions set forth below.

○
PSU Service Condition: Continued employment with the Company through April 20, 2022 (with respect to the first tranche) and the first three annual anniversaries thereof (with respect to the remaining tranches) (each, a “PSU Service Vesting Date”).

○
PSU Performance Condition: The value of the Company’s common stock must equal or exceed the applicable price target for at least 60 consecutive trading days during the one-year period preceding the applicable PSA Service Vesting Date; provided that if any

52

tranche of the PSAs does not vest on its originally-scheduled PSA Service Vesting Date due to the price target not being achieved, then such tranche will remain outstanding and instead vest on the first subsequent PSA Service Vesting Date as of which the price target is achieved during the immediately preceding one-year period. To the extent the price target is not achieved with respect to any tranche of the PSUs by October 20, 2024, such tranche of the PSUs will be forfeited.
Please see the “Base Salary” and “Short-Term Cash Incentive Compensation” sections above for a description of the base salary and cash incentive payments earned by Mr. Rizvi in fiscal 2021.
Claude Demby New Hire Compensation
Upon joining the Company in March 2021, Mr. Demby received a sign-on bonus of $100,000, which is subject to repayment if his employment is terminated by us for “cause” or if he resigns without “good reason” (each as defined in Mr. Demby’s offer letter) prior to the one-year anniversary of his start date. In connection with the commencement of his employment, Mr. Demby was also granted the following equity awards under our 2021 Inducement Plan:
•
Restricted Share Units: 98,419 RSUs, 1/4 of which vest on April 20, 2022 and 1/16 of which will vest each quarter thereafter for three years, subject to continued service through the applicable vest date.

•	Performance Share Units Tied to the Performance of CreeLED (“CreeLED PSUs”):
○	15,000 CreeLED PSUs with vesting contingent on the service and performance conditions set forth below.
○
Performance Condition: During CreeLED’s first four full Cree Inc. fiscal quarters following the closing of the acquisition of CreeLED (April 2021 through March 2022, the “Earnout Period”), or the following four full fiscal quarters of the Company (such period, the “Follow-On Performance Period”), CreeLED must achieve the certain target gross profit amounts. If the performance condition is not achieved by the end of the Follow-On Performance Period, the applicable CreeLED PSUs will be forfeited.

○	Service Condition: Continued employment through each of the following vesting dates:
•
If the performance condition is satisfied during the Earnout Period, the CreeLED PSUs will first vest as to 31.25% of the applicable CreeLED PSUs on the later of July 20, 2022 or the day after the date of the Compensation Committee’s certification of the achievement of the performance condition.

•
If, instead, the performance condition is satisfied during the Follow-On Performance Period, the CreeLED PSUs will first vest as to 56.25% of the applicable CreeLED PSUs on the later of July 20, 2023 or the day after the date of the Compensation Committee’s certification of the achievement of the performance condition (in either case, such applicable date, the “First Vesting Date”).

•
After the First Vesting Date, 6.25% of the applicable CreeLED PSUs will vest on the 20th day of each October, January, April and July thereafter until the CreeLED PSUs are fully vested on April 20, 2025.

Please see the “Base Salary” and “Short-Term Cash Incentive Compensation” sections above for a description of the base salary and cash incentive payments earned by Mr. Demby in fiscal 2021.
53

Thierry Pellegrino and Anne Kuykendall New Hire Compensation
Upon joining the Company in 2021, Mr. Pellegrino received a sign-on bonus of $100,000, which is subject to repayment if his employment is terminated by us for “cause” or if he resigns without “good reason” (each as defined in Mr. Pellegrino’s offer letter) prior to the one-year anniversary of his start date. In connection with their commencement of employment, Mr. Pellegrino and Ms. Kuykendall were each granted RSUs under our 2021 Inducement Plan with respect to 34,009 and 19,556 shares of our common stock, respectively, 1/4 of which will vest 25% on April 20, 2022 and 1/16 of which will vest each quarter thereafter for three years.
Please see the “Base Salary” and “Short-Term Cash Incentive Compensation” sections above for a description of the base salary and cash incentive payments earned by Mr. Pellegrino and Ms. Kuykendall in fiscal 2021.
President, Memory Solutions Compensation
In December 2020, the Compensation Committee determined to grant Mr. Pacheco’s an additional 30,000 RSUs in recognition of his promotion and to incentivize him to remain with SGH during the vesting period. 1/4 of the shares subject to the grant will vest on January 20, 2022 and 1/16 of such shares will vest each quarter thereafter for three years, subject to continued service through the applicable vest date.
Former Executive Chairman Compensation
During his service as Executive Chairman, Mr. Shah received the minimum salary allowing him to be exempt as an executive from overtime pay requirements under California law, which salary was approximately $58,240 per year. Mr. Shah did not participate in the Company’s short-term cash incentive program. In fiscal 2020, Mr. Shah had received 180,000 time-based RSAs and 90,000 PSAs, with vesting tied to three performance conditions – COVID-19 health and safety performance, fulfillment of succession planning objectives and positive cash flow requirements. In September 2020, the Compensation Committee determined that the performance goals were achieved at 100%. Upon the recommendation of the Compensation Committee, the Board certified 100% achievement of these objectives, with the PSAs scheduled to vest based on continued service over three years. In October 2020, after Mr. Shah had assisted in recruiting Mr. Adams as successor CEO and in recognition of Mr. Shah’s outstanding service to the Company during his tenure as President and CEO, the Board, excluding Mr. Shah, determined to accelerate and fully vest, free of restrictions, the 180,000 time-based RSAs and all of the 90,000 PSAs granted to Mr. Shah in May 2020. No incremental fair value was attributed to the modification of these awards. Please see the “2021 Summary Compensation Table” below for additional information regarding these modifications.
Other Elements of Our 2021 Executive Compensation Program
Employment and Severance Arrangements
The Company generally executes an offer of employment before an executive joins the Company. This offer describes the basic terms of the executive’s employment, including his or her initial base salary, target cash incentives, equity compensation opportunities and severance benefits. The terms of the offer letter are determined after considering the compensation levels paid to similarly situated executive officers at the Company, competitive market data to provide a perspective on external practices, input from the Compensation Committee’s independent compensation consultant and the compensation deemed necessary to induce the executive to join the Company. The offer letters also provide for severance benefits upon certain qualifying terminations of employment. The Compensation Committee believes that these severance benefits help secure the continued employment and dedication of our NEOs
54

and are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management. For additional information about these arrangements with each of the NEOs, refer to “Employment and Severance Agreements; Potential Payments upon Termination or Change of Control’’ below.
Benefits and Perquisites
Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and our 401(k) plan on substantially the same basis as other employees. Our 401(k) plan permits us to make matching contributions to eligible participants. In fiscal 2021, we continued our recent practice of matching 100% of participant contributions up to 3% of eligible compensation, and 50% of participant contributions of the next 2% of eligible compensation, in each case, subject to applicable Internal Revenue Service limits. Prior to March 2021, NEOs did not participate in our employee share purchase plan (the “ESPP”). In connection with the acquisition of CreeLED and following a review of benchmarks and best practices at other public companies, the Compensation Committee determined to permit our executives, including the NEOs, to participate in our ESPP. In addition, for our NEOs, we provide limited additional benefits that include enhanced life insurance coverage, enhanced disability insurance coverage, annual physical exams and reimbursement for financial counseling services.
Share Ownership Requirements
The Compensation Committee believes that, in order to more closely align the interests of executives with the interests of the Company’s other shareholders, all executives should maintain a minimum level of equity interests in the Company’s ordinary shares. The Compensation Committee has adopted share ownership guidelines requiring ownership of three times annual base salary for our President and CEO and one times annual base salary for our other executive officers. Covered individuals are required to be in compliance with the policy by the later of: (i) March 31, 2024 and (ii) the date that is five years after such individual first became subject to the ownership guidelines. Until the guideline is met, an executive officer is required to retain 20% of the after-tax shares acquired upon the exercise of share options and vesting of other equity awards. As of the record date, all of our NEOs were in compliance with the Company’s share ownership guidelines or were in the five-year transition period.
Clawback Policy
We maintain a clawback policy that allows our Board to seek recovery of certain excess incentive compensation paid to our executive officers, including our NEOs, in the event of a restatement of our financials or in the event of an NEO’s misconduct that has caused, or could cause, financial or reputational harm to the Company.
Anti-Hedging and Anti-Pledging Policy
Under our insider trading policy, all of our executive officers and directors are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in SGH shares and from pledging SGH shares in any circumstance, including by purchasing SGH shares on margin or holding SGH shares in a margin account.
Report of the Compensation Committee
The following Report of the Compensation Committee of the Board shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
55

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2021.
Members of the Compensation Committee
Randy Furr, Chair
Mukesh Patel
Bryan Ingram
56

FISCAL 2021 EXECUTIVE COMPENSATION
2021 Summary Compensation Table
The following table provides information regarding the compensation earned by our NEOs for fiscal 2021 and, to the extent required under the SEC executive compensation disclosure rules, fiscal 2020 and fiscal 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Adams President and Chief Executive Officer	2021	750,000	375,000	9,426,563	3,324,775	924,424	9,567	14,810,329

Ken Rizvi Senior Vice President and Chief Financial Officer	2021	255,769	430,000	2,613,857	—	18,247	5,825	3,323,698

Jack Pacheco Executive Vice President, Chief Operating Officer and President, Memory Solutions and Former Chief Financial Officer	2021	499,321(5)	—	1,327,680	—	573,166	31,111	2,431,279
	2020	425,000	—	441,360	585,408	215,264	14,387	1,681,419
	2019	425,000	—	—	673,715	231,517	14,821	1,345,053
Claude Demby Senior Vice President and President, LED Solutions	2021	225,004	100,000	4,993,839	—	203,488	1,546	5,523,876

Thierry Pellegrino Senior Vice President and President, Intelligent Platform Solutions	2021	216,346	305,319	1,494,355	—	153,853	3,917	2,173,791

Anne Kuykendall Vice President and General Counsel	2021	144,038	—	949,444	—	195,193	3,134	1,291,810

Ajay Shah Former Executive Chairman	2021	44,685	—	—(6)	—	—	2,752	47,437
	2020	51,749	—	$6,725,700	—	—	2,175	6,779,624
	2019	48,485	—	$6,101,480	—	—	1,939	6,151,904
(1)
Amounts reported in this column represent (i) sign-on bonuses paid to Messrs. Adams, Rizvi, Demby and Pellegrino in the amounts of $200,000, $50,000, $100,000 and $100,000, respectively, (ii) with respect to Mr. Adams, $175,000, representing the guaranteed portion of his bonus for the first semi-annual period of fiscal 2021, (iii) with respect to Mr. Rizvi, $380,000, representing the guaranteed portion of his bonus for the second semi-annual period of fiscal 2021, (iv) with respect to Mr. Pellegrino, $205,319, representing the guaranteed portion of his bonus for the second semi-annual period of fiscal 2021 and (v) discretionary bonuses paid with respect to the second semi-annual period of fiscal 2021, as described in the “Short-Term Cash Incentive Compensation” section above.

(2)
Amounts reported in these columns represent the grant date fair value of the option awards, RSUs, RSA, PSUs and PSAs, as applicable, granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718 and based on the probable satisfaction of the performance conditions applicable to PSUs and PSAs. Under FASB ASC Topic 718, the vesting conditions related to the PSAs granted to Mr. Adams and the PSUs granted to Mr. Rizvi are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for Messrs. Adams and Rizvi that could be calculated and disclosed based on achievement of the underlying market condition. Assuming the highest level of performance is achieved for the PSUs granted to Messrs. Pacheco and Demby (which was achieved with respect to Mr. Pacheco during fiscal 2021), the maximum value of such PSUs would be $323,800 and $660,450, respectively. See our Share-Based Compensation Note to the consolidated financial statements included in our Form 10-K for the fiscal year ended August 27, 2021 for the assumptions used in calculating the amounts reported in this column.

(3)
See the “Short-Term Cash Incentive Compensation” section above for a description of these amounts. Amounts reported in this column are exclusive of any guaranteed portion of the applicable individual’s bonus.

57

(4)
Amounts in this column for fiscal 2021 include (i) a matching contribution under our 401(k) plan of $3,793, $5,215, $11,600, $3,308, $2,692 and $1,787 for Messrs. Adams, Rizvi, Pacheco and Pellegrino, Ms. Kuykendall and Mr. Shah, respectively, (ii) life insurance premiums for Messrs. Adams, Rizvi, Pacheco, Demby and Pellegrino, Ms. Kuykendall and Mr. Shah in the amounts of $5,775, $610, $8,614, $1,546, $610, $442 and $965, respectively and(iii) with respect to Mr. Pacheco, $10,898 representing imputed income with respect to health benefits provided to his domestic partner.

(5)
This amount includes a payment of $39,321 for unused vacation time accrued on or before August 30, 2020, which was paid in connection with the Company’s adoption of a flex time benefit policy in lieu of vacation time.

(6)
As described in the “Compensation Discussion and Analysis,” Mr. Shah’s May 2020 RSA and PSA awards were modified to accelerate and fully vest in October 2020. No incremental fair value was attributed to the modification of these awards.

58

2021 Grants of Plan-Based Awards Table
The following table provides information on non-equity incentive awards for fiscal 2021, and RSU, RSA, PSU, PSA and option awards granted in fiscal 2021 under our Amended and Restated 2017 Share Incentive Plan and our 2021 Inducement Plan, for each of our NEOs other than Mr. Shah. Mr. Shah was not granted any incentive awards in fiscal 2021 and the amount reported in the table below for Mr. Shah represents the number of shares subject to equity awards that were modified in fiscal 2021, as described in the “Compensation Discussion and Analysis.” There can be no assurance that the grant date fair value for any RSU, RSA, PSU, PSA or option award, as listed in this table, will ever be realized. The grant date fair value amounts reported here are also included in the “Stock Awards” and “Option Awards” columns of the 2021 Summary Compensation Table, as applicable.
Name	Grant Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards		Estimated Future Payouts under Equity Incentive Plan Awards	All Other Share Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards(1)
		Approval Date	Target ($)	Maximum ($)	Target (#)
Mark Adams	(2)		$750,000	$1,312,500	—	—	—	—	—
	8/31/2020	8/31/2020	—	—	—	225,000(3)	—	—	$5,670,000
	8/31/2020	8/31/2020	—	—	125,000(5)	—	—	—	$2,067,813
	8/31/2020	8/31/2020	—	—	125,000(6)	—	—	—	$1,688,750
	9/28/2020	9/28/2020	—	—	—	—	250,000(4)	$26.99	$3,324,775
Ken Rizvi	(2)		$228,000	399,000	—	—	—	—	—
	2/15/2021	2/15/2021	—	—	—	49,857(7)	—	—	$2,351,755
	2/15/2021	2/15/2021	—	—	4,985(8)	—	—	—	$146,835
	2/15/2021	2/15/2021	—	—	4,985(9)	—	—	—	$115,267
Jack Pacheco	(2)		$391,000	$684,250	—	—	—	—	—
	12/14/2020	12/14/2020	—	—	—	30,000(10)	—	—	$1,003,800
	9/28/2020	3/12/2021	—	—	12,000(11)	—	—	—	$323,880
Claude Demby	(12)		$117,372	$205,401	—	—	—	—	—
	3/4/2021	3/4/2021	—	—	—	98,419(7)	—	—	$4,333,389
	3/4/2021	3/4/2021	—	—	7,500(13)	—	—	—	$330,225
	3/4/2021	3/4/2021	—	—	7,500(14)	—	—	—	$330,225
Thierry Pellegrino	(2)		$205,319	$359,308	—	—	—	—	—
	3/30/2021	3/30/2021	—	—	—	34,009(7)	—	—	$1,494,355
Anne Kuykendall	(2)		$111,750	$195,563	—	—	—	—	—
	4/1/2021	4/1/2021	—	—	—	19,556(7)	—	—	$949,444
Ajay Shah	5/17/2020	5/17/2020	—	—	—	270,000(15)	—	—	—
(1)
The amounts reported represent the grant date fair value associated with the grant of options, RSUs, RSAs, PSUs and PSAs, as computed in accordance with FASB ASC Topic 718. In the case of the PSUs and PSAs, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See our Equity Plans Note to the consolidated financial statements included in our Form 10-K for the fiscal year ended August 27, 2021 for the assumptions used in calculating these amounts.

(2)
Represents an opportunity to earn semiannual cash incentive awards, based on attainment of pre-established goals with respect to non-GAAP operating income and net revenue as described in detail in the “Short-Term Cash Incentive Compensation” section above. Payouts of semiannual cash incentive awards may range from $0 to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

59

Pursuant to the terms of his offer letter, the portion of Mr. Adams’ cash incentive for the first semi-annual period of fiscal 2021 was guaranteed to be no less than $175,000. Pursuant to the terms of his offer letter, Mr. Rizvi’s cash incentive for fiscal 2021 was guaranteed to be no less than $380,000. Pursuant to the terms of his offer letter, Mr. Pellegrino’s cash incentive for the second semi-annual period of fiscal 2021 was guaranteed to be no less than $205,319.
(3)
This amount represents time-based RSAs which vested 25% on October 20, 2021 and will continue to vest in equal quarterly installments over the following three years, subject to Mr. Adams’ continued employment as CEO through each applicable vesting date.

(4)
This amount represents time-based options which vested 25% on September 28, 2021 and will continue to vest in equal monthly installments over the following three years, subject to Mr. Adams’ continued employment as CEO through each applicable vesting date.

(5)
This amount represents PSAs which will vested 25% on October 20, 2021 and will continue to vest in three tranches on each of October 20, 2022, 2023 and 2024, subject to Mr. Adams' continued service as CEO through each applicable vesting date and subject to the value of a share of the Company equaling or exceeding $37.80 (i.e., 150% of the trading price on Mr. Adams’ start date) for at least sixty consecutive trading days. Any tranches that do not vest by October 20, 2024 will be forfeited. There are no threshold or maximum achievement levels associated with this award.

(6)
This amount represents PSAs which will vest in three tranches on October 20, 2022, 2023 and 2024, contingent on continued service as CEO through each applicable vesting date and subject to the value of a share of the Company equaling or exceeding $50.40 (i.e., 200% of the trading price on Mr. Adams’ start date) for at least sixty consecutive trading days. Any tranches that do not vest by October 20, 2024 will be forfeited. There are no threshold or maximum achievement levels associated with this award.

(7)
These amounts represent time-based RSUs which vest 25% on April 20, 2022 and in equal quarterly installments over the following three years, subject to Mr. Rizvi's continued service through each applicable vesting date.

(8)
This amount represents PSUs which will vest in four tranches on each of April 20, 2022, 2023, 2024 and 2025, subject to Mr. Rizvi's continued service through each applicable vesting date and subject to the value of a share of the Company equaling or exceeding $70.76 (i.e., 150% of the trading price on Mr. Rizvi’s start date) for at least sixty consecutive trading days. Any tranches that do not vest by April 20, 2025 will be forfeited. There are no threshold or maximum achievement levels associated with this award.

(9)
This amount represents PSUs which will vest in four tranches on each of April 20, 2022, 2023, 2024 and 2025, subject to Mr. Rizvi's continued service through each applicable vesting date and subject to the value of a share of the Company equaling or exceeding $94.34 (i.e., 200% of the trading price on Mr. Rizvi’s start date) for at least sixty consecutive trading days. Any tranches that do not vest by April 20, 2025 will be forfeited. There are no threshold or maximum achievement levels associated with this award.

(10)
This amount represents RSUs which vest 25% on January 20, 2022 and in equal quarterly installments over the following three years, subject to Mr. Pacheco’s continued service through each applicable vesting date.

(11)
This amount represents PSUs that vested 33% on October 20, 2021 after the Compensation Committee certified the attainment of 100% of the applicable performance conditions and will continue to vest in equal installments every six months over the two years thereafter, subject to Mr. Pacheco's continued service through each applicable vesting date.

(12)
Represents an opportunity to earn a cash incentive award based on CreeLED's attainment of pre-established goals with respect to revenue and gross margin percentage as described in detail in the “Short-Term Cash Incentive Compensation” section above. Pursuant to the terms of his offer letter, the portion of Mr. Demby's cash incentive with respect to each of the six-month periods beginning on April 1, 2021 and October 1, 2021 was guaranteed to be no less than $50,000, which amounts were to be credited, on a pro rata basis, against the amounts otherwise payable to Mr. Demby in respect of his fiscal 2021 and fiscal 2022 bonuses.

(13)
This amount represents PSUs with vesting contingent on continued service and CreeLED achieving a specified target gross profit during the Earnout Period or the Follow-On Performance Period (each as defined above). If the performance condition is satisfied during the Earnout Period, 31.25% of the PSUs will vest on the First Vesting Date (as defined above). If, instead, the performance condition is satisfied during the Follow-On Performance Period, 56.25% of the PSUs will vest on the First Vesting Date. After the First Vesting Date, 6.25% of the PSUs will vest on the 20th day of each October, January, April and July thereafter until the PSUs are fully vested on April 20, 2025. Please see the “Claude Demby New Hire Compensation” section above for a description of the vesting conditions with respect to these awards. There are no threshold or maximum achievement levels associated with this award.

(14)
This amount represents PSUs with vesting contingent on continued service and CreeLED achieving a specified target gross profit during the Earnout Period or the Follow-On Performance Period. If the performance condition is satisfied during the Earnout Period, 31.25% of the PSUs will vest on the First Vesting Date. If, instead, the performance condition is satisfied during the Follow-On Performance Period, 56.25% of the PSUs will vest on the First Vesting Date. After the First Vesting Date, 6.25% of the PSUs will vest on the 20th day of each October, January, April and July thereafter until the PSUs are fully vested on April 20, 2025. Please see the “Claude Demby New Hire Compensation” section above for a description of the vesting conditions with respect to these awards. There are no threshold or maximum achievement levels associated with this award.

(15)
Represents the number of shares impacted by the modification of 180,000 time-based RSAs and 90,000 PSAs granted to Mr. Shah in May 2020 to accelerate and fully vest in October 2020 and does not represent a new equity grant. As described in the “Compensation Discussion and Analysis,” no incremental fair value was attributed to the modification of these awards.

60

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information regarding options, RSUs, RSAs, PSUs, PSAs and options held by our NEOs as of August 27, 2021.
Name	Grant Date	Option Awards					Share Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mark Adams	9/28/2020	—	250,000(2)	—	$26.99	9/27/2030	—	—	—	—
	8/31/2020	—	—	—	—	—	225,000(3)	$10,730,250	—	—
	8/31/2020	—	—	—	—	—	31,250(4)	$1,490,313	93,750(4)	$4,470,938
	8/31/2020	—	—	—	—	—	—	—	125,000(5)	$5,961,250
Ken Rizvi	2/15/2021	—	—	—	—	—	49,857(6)	$2,377,680	—	—
	2/15/2021	—	—	—	—	—	—	—	4,985(7)	$237,735
	2/15/2021	—	—	—	—	—	—	—	4,985(8)	$237,735
Jack Pacheco	1/22/2019	15,208	24,792(9)	—	$21.55	1/21/2029	—	—	—	—
	3/12/2020	21,250	38,750(10)	—	$18.39	3/11/2030	—	—	—	—
	12/19/2017	—	—	—	—	—	3,000(11)	$143,070	—	—
	3/12/2020	—	—	—	—	—	16,000(12)	$763,040	—	—
	9/28/2020	—	—	—	—	—	—	—	12,000(13)	$572,280
	12/14/2020	—	—	—	—	—	30,000(14)	$1,430,700	—	—
Claude Demby	3/4/2021	—	—	—	—	—	98,419(6)	$4,693,602	—	—
	3/4/2021	—	—	—	—	—	—	—	7,500(15)	$357,675
	3/4/2021	—	—	—	—	—	—	—	7,500(16)	$357,675
Thierry Pellegrino	3/30/2021	—	—	—	—	—	34,009(6)	$1,621,889	—	—
Anne Kuykendall	4/1/2021	—	—	—	—	—	19,556(6)	$932,626	—	—
Ajay Shah	3/14/2018	337,500	112,500(17)	—	$39.82	3/14/2026	—	—	—	—
	3/14/2018	—	—	225,000(18)	$39.82	3/14/2026	—	—	—	—
	5/7/2019	—	—	—	—	—	58,188(19)	2,774,986	—	—
(1)	The market value of shares or units of stock that have not vested reflects a share price of $47.69, our closing share price on August 27, 2021.
(2)	These RSAs vested 25% on October 20, 2021 and in equal quarterly installments over the following three years, subject to Mr. Adams’ continued employment as CEO through each applicable vesting date.
(3)
These time-based options vested 25% on September 28, 2021 and in equal monthly installments over the following three years, subject to Mr. Adams’ continued employment as CEO through each applicable vesting date.

(4)
These PSAs will vest 25% on each of October 20, 2021, 2022, 2023 and 2024, contingent on continued service and subject to the value of a share of the Company equaling or exceeding $37.80 (i.e., 150% of the trading price on Mr. Adams' start date) for at least sixty consecutive trading days. Any tranches that have not vested as of October 20, 2024 will be forfeited. The performance condition applicable to the first tranche of these PSAs was achieved in fiscal 2021.

61

(5)
These PSAs will vest 25% on each of October 20, 2021, 2022, 2023 and 2024, contingent on continued service and subject to the value of a share of the Company equaling or exceeding $50.40 (i.e., 200% of the trading price on Mr. Adams’ start date) for at least sixty consecutive trading days. Any tranches that have not vested as of October 20, 2024 will be forfeited.

(6)	These RSUs will vest 25% on April 20, 2022 and in equal quarterly installments over the following three years, subject to the NEO’s continued employment through each applicable vesting date.
(7)
These PSUs will vest 25% on each of April 20, 2022, 2023, 2024 and 2025, contingent on continued service and subject to the value of a share of the Company equaling or exceeding $70.76 (i.e., 150% of the trading price on Mr. Rizvi’s start date) for at least sixty consecutive trading days. Any tranches that have not vested as of April 20, 2025 will be forfeited.

(8)
These PSUs will vest 25% on each of April 20, 2022, 2023, 2024 and 2025, contingent on continued service and subject to the value of a share of the Company equaling or exceeding $94.34 (i.e., 200% of the trading price on Mr. Rizvi’s start date) for at least sixty consecutive trading days Any tranches that have not vested as of April 20, 2025 will be forfeited.

(9)
This option award is scheduled to vest and become exercisable as to 25% of the award subject to continued service through January 22, 2020, with the remaining shares vesting in equal amounts of 1/48th of the original grant amount per month subject to continued service through January 22, 2023.

(10)
Represents an option to purchase our ordinary shares that is scheduled to vest and become exercisable, subject to continued service on each vesting date, as to 25% of the award on March 12, 2021, with the remaining shares vesting in equal amounts of 1/48th of the original grant amount per month thereafter through March 12, 2024.

(11)	These RSUs vested as to 25% on January 5, 2019 and in quarterly installments over the following three years, subject to Mr. Pacheco’s continued employment through each applicable vesting date.
(12)
These RSUs are scheduled to vest over a period of approximately three years, subject to continued service through each vesting date, with 33% of the award vesting on April 20, 2021 and then the remainder in equal semi-annual installments (1/6) of the original award through April 20, 2023.

(13)
These PSUs vest 33% on the later of October 20, 2021 and the date the Compensation Committee certifies the attainment of the applicable performance conditions (the “Initial Vesting Date”) and in equal installments every six months following the Initial Vesting Date for two years, contingent on continued service and subject to the Company’s achievement of at least 75% of the full fiscal year targets under the AOP.

(14)	These RSUs will vest 25% on January 20, 2022 and in equal quarterly installments over the following three years, subject to Mr. Pacheco’s continued employment through each applicable vesting date.
(15)	These PSUs vest contingent on continued service and CreeLED achieving specified gross profit amounts during the Earnout Period or the Follow-On Performance Period (each as defined above).
(16)	This amount represents PSUs with vesting contingent on continued service and CreeLED achieving specified gross profit amounts during the Earnout Period or the Follow-On Performance Period.
(17)	This option award is scheduled to vest in four tranches of 25% each subject to continued service through the first four anniversaries of the grant date of March 14, 2018.
(18)
This option award is scheduled to vest in four tranches of 25% each subject to continued service through the first four anniversaries of the grant date of March 14, 2018, if the 30-trading-day rolling average closing price of our ordinary shares equals or exceeds 150% of the exercise price at any time during the four-year period following the grant date. If this target is not satisfied prior to a given vesting date, but is satisfied later during this four-year period, then any options scheduled to vest upon an earlier vesting date will vest subject to Mr. Shah’s continued service through the first vesting date to follow such satisfaction.

(19)
Represents a grant of RSUs vesting over a period of approximately four years, subject to continued service through each vesting date, with (x) 25% vesting on April 20, 2020 and (y) the remainder vesting in equal quarterly installments (1/16th of the original award) on each of January 20, April 20, July 20 and October 20 of each year through the final vesting date.

62

2021 Option Exercises and Ordinary Share Awards Vested
The following table sets forth information regarding options exercised by, and shares vested under RSU, RSA, PSU and PSA awards granted to our NEOs during the fiscal year ending August 27, 2021.
Name	Option Awards		Ordinary Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark Adams	—	—	—	—
Ken Rizvi	—	—	—	—
Jack Pacheco	77,983	$963,885	14,000	$682,910
Claude Demby	—	—	—	—
Thierry Pellegrino	—	—	—	—
Anne Kuykendall	—	—	—	—
Ajay Shah	—	—	303,250	$8,202,583
(1)	Values were determined based on the difference between the fair market value of our ordinary shares on the date of exercise and the exercise price of the options.
(2)	Values were determined based on the fair market value of our ordinary shares on the vesting date.
Employment and Severance Agreements; Potential Payments upon Termination or Change of Control
Named Executive Officers
We have entered into agreements with our NEOs other than Mr. Shah pursuant to which such officers will be eligible for severance and/or change of control benefits under specified conditions. The following summarizes the severance and change of control benefits under these agreements. Mr. Shah would not have been entitled to any additional payments or benefits in connection with a termination of his service or a change of control effective as of August 27, 2021.
We entered into offer of employment letters with each of Messrs. Adams, Rizvi, Demby and Pellegrino and Ms. Kuykendall in connection with the commencement of their employment (the “Executive Offer Letters”) and an amended and restated employment agreement with Mr. Pacheco in connection with a promotion in December 2017 (the “Pacheco Employment Agreement”). The initial term of the Pacheco Employment Agreement is for one year, at which time it automatically renewed for an additional one-year term, and has and will continue to be automatically renewed for successive one-year periods thereafter, unless either party provides written notice of termination no later than 90 days prior to the expiration of the then-current term. The Executive Offer Letters and the Pacheco Employment Agreement provide for the severance payments and benefits described below.
Benefits Provided Upon Termination by Us Without Cause or Termination by Employee for Good Reason
Subject to the execution and non-revocation of a release of claims against us or any of our affiliates within 60 days following termination, if an NEO’s employment is terminated by us without Cause (as defined in the Executive Offer Letters or Pacheco Employment Agreement, as applicable), or if a NEO terminates
63

employment for Good Reason (as defined in the Executive Offer Letters or Pacheco Employment Agreement, as applicable), and such termination or resignation occurs outside of the “Change in Control Protection Period” (as defined below), then we will be obligated to:
•
Pay an amount equal to 100%, in the case of Messrs. Adams and Demby, 75%, in the case of Messrs. Pacheco, Pellegrino and Rizvi, or 50%, in the case of Ms. Kuykendall, of his or her then-current annual base salary;

•
Pay, to the extent a bonus could be earned for the year, the annual bonus for the then-current fiscal year prorated through the date of termination (based on the Board’s determination of our performance through the date of termination) (the “Prorated Bonus”);

•
Continue to provide for or reimburse health benefit continuation coverage until the earlier of 12 months, in the case of Messrs. Adams and Demby, 9 months, in the case of Messrs. Pacheco, Pellegrino and Rizvi, or 6 months, in the case of Ms. Kuykendall, following the date of termination or the date he or she becomes eligible for health benefits with another employer.

With respect to Mr. Adams, Rizvi, Demby and Pellegrino and Ms. Kuykendall, “Change in Control Protection Period” means the period beginning two months prior to and ending twelve months following a Change in Control. With respect to Mr. Pacheco, “Change in Control Protection Period” means the twelve month period following a Change in Control.
Following the execution and non-revocation of the NEO’s release of claims against us or any of our affiliates, we are obligated to pay the cash base salary benefits in accordance with our regular payroll practices in equal or substantially equal payments over a maximum of 12 months (6 months with respect to Ms. Kuykendall) and the Prorated Bonus is to be paid at the same time as bonuses are paid to other executives.
Benefits Provided Upon Termination by Us Without Cause or Termination by Employee for Good Reason Related to a Change of Control
Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if a NEO’s employment is terminated within the Change in Control Protection Period by the NEO for good reason or by us without cause, then in lieu of the basic severance above, we will be obligated to:
•
Pay, with respect to Messrs. Adams, Rizvi, Demby, Pellegrino and Pacheco, an amount equal to 150% of his then-current annual base salary plus 150% of the annual bonus paid or payable for the most recently completed fiscal year, or, with respect to Ms. Kuykendall, an amount equal to 50% of her then-current annual base salary;

•	Pay the Prorated Bonus;
•
Continue to provide for or reimburse health benefit continuation coverage until the earlier of 18 months, in the case of Messrs. Adams, Rizvi, Demby, Pellegrino and Pacheco, or 12 months, in the case of Ms. Kuykendall, following the date of termination or the date the NEO becomes eligible for health benefits with another employer; and

•	Accelerate the vesting of 100% of the NEO’s unvested and outstanding equity awards.
Except for the Prorated Bonus, which is to be paid at the same time as bonuses are paid to other executives, and the health benefit continuation coverage, we are obligated to pay the foregoing benefits in accordance with our regular payroll practices in equal or substantially equal payments over a maximum of 12 months (6 months with respect to Ms. Kuykendall) following the execution and non-revocation of the NEO’s release of claims against us or any of our affiliates.
64

Benefits Provided Upon a Change of Control
The Executive Offer Letters provide that, except as otherwise provided in the applicable award agreement, upon a “Change in Control” (as defined in the Executive Offer Letters), a pro-rated portion of any then-unvested performance-based equity awards held by Messrs. Adams, Rizvi, Demby and Pellegrino and Ms. Kuykendall will vest based on actual performance measured through the date of such Change in Control and the remainder will vest in equal monthly installments over the remainder of the original performance period, provided that such remaining portion will immediately vest upon a Change in Control in which the successor to the Company does not assume or substitute such awards with substantially equivalent awards.
The following table quantifies the payments and benefits that would be provided to Mr. Adams in different scenarios in connection with termination of his employment or a change of control, effective as of August 27, 2021, the last day of our most recently completed fiscal year.
Mr. Adams’ time-based options and RSAs and market-based PSAs provide that, in addition to the treatment provided under the terms of his offer letter, such awards will also immediately vest in full if Mr. Adams agrees to, and does, continue in employment with the Company in a role other than CEO during the Change in Control Protection Period. This benefit was offered to Mr. Adams to enable him to assist the Company in connection with a change of control in a non-CEO role without jeopardizing his rights to the benefits provided to him in connection with a change of control, which he would otherwise only be entitled to in the event he were to resign for good reason or be terminated without cause.
		Trigger Event
Name	Payment/Benefit Type	Involuntary Termination ($)	Death ($)	Disability ($)	Change of Control ($)	Involuntary Termination During Change in Control Protection Period ($)
Mark Adams	Severance(1)	750,000	—	—	—	2,774,136
	Prorated Bonus(2)	—	—	—	—	—
	Equity Awards(3)	—	—	—	2,787,540	27,186,679
	Continued Health Coverage(4)	38,936	—	—	—	58,404
	Life Insurance Benefit(5)	—	2,000,000	—	—	—
	Disability Benefit(6)	—	—	1,611,863	—	—
(1)
Upon an involuntary termination on August 27, 2021, Mr. Adams would have received severance benefits including 100% of his base salary. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Adams would have received severance benefits including 150% of his base salary and 150% of the annual bonus paid or payable for the most recently completed fiscal year.

(2)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Adams would have received his bonus for the fiscal year, prorated for his service during that year. These estimates are based on a deemed termination at the end of the fiscal year, so a prorated bonus has not been included.

(3)
Upon a change of control, a prorated portion of any then-unvested performance-based equity awards held by Mr. Adams will vest based on actual performance through the date of such change of control. The value of these prorated awards has been estimated based on (i) the proportional attainment of the performance target as of August 27, 2021 (measured using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021) and (ii) the amount of time that has elapsed between the grant date and August 27, 2021.

65

Upon an involuntary termination or voluntary transition to a role other than CEO during the Change in Control Protection Period on August 27, 2021, Mr. Adams would have vested in 100% of his outstanding unvested equity awards (with performance-based equity awards vesting based on actual performance through the date of such change of control). Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Adams’ equity awards has been estimated using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021 (with the value of any accelerated vesting of performance-based awards estimated based on the proportional attainment of the performance target as of August 27, 2021 measured using a price of $47.69 per share).
(4)
Upon an involuntary termination on August 27, 2021, Mr. Adams would have received continued health coverage for up to 12 months following his termination. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Adams would have received continued health coverage for up to 18 months following his termination.

(5)	Represents a life insurance benefit payable to Mr. Adams’ beneficiaries with a face value of seven times his base salary as in effect on August 27, 2021, with a maximum benefit of $2,000,000.
(6)
Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 27, 2021, followed by a monthly long-term disability benefit until the month of Mr. Adams’ 65th birthday.

The following table quantifies the payments and benefits that would have been provided to Mr. Rizvi in different scenarios in connection with termination of his employment or a change of control, effective as of August 27, 2021, the last day of our most recently completed fiscal year.
		Trigger Event
Name	Payment/Benefit Type	Involuntary Termination ($)	Death ($)	Disability ($)	Change of Control ($)	Involuntary Termination During Change in Control Protection Period ($)
Ken Rizvi	Severance(1)	356,250	—	—	—	1,309,871
	Prorated Bonus(2)	—	—	—	—	—
	Equity Awards(3)	—	—	—	1,039	2,385,543
	Continued Health Coverage(4)	29,202	—	—	—	58,404
	Life Insurance Benefit(5)	—	2,000,000	—	—	—
	Disability Benefit(6)	—	—	3,554,330	—	—
(1)
Upon an involuntary termination on August 27, 2021, Mr. Rizvi would have received severance benefits including 75% of his base salary. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Rizvi would have received severance benefits including 150% of his base salary and 150% of the annual bonus paid or payable for the most recently completed fiscal year.

(2)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Rizvi would have received his bonus for the fiscal year, prorated for his service during that year. These estimates are based on a deemed termination at the end of the fiscal year, so a prorated bonus has not been included.

(3)
Upon a change of control, a prorated portion of any then-unvested performance-based equity awards held by Mr. Rizvi will vest based on actual performance through the date of such change of control. The value of these prorated awards has been estimated based on (i) the proportional attainment of the performance target as of August 27, 2021 (measured using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021) and (ii) the amount of time that has elapsed between the grant date and August 27, 2021.

Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Rizvi would have vested in 100% of his outstanding unvested equity awards (with performance-based equity awards vesting based on actual performance through the date of such change of control). Pursuant to SEC guidance, the value of any accelerated vesting of
66

Mr. Rizvi’s equity awards has been estimated using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021 (with the value of any accelerated vesting of performance-based awards estimated based on the proportional attainment of the performance target as of August 27, 2021 measured using a price of $47.69 per share).
(4)
Upon an involuntary termination on August 27, 2021, Mr. Rizvi would have received continued health coverage for up to 9 months following his termination. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Rizvi would have received continued health coverage for up to 18 months following his termination.

(5)	Represents a life insurance benefit payable to Mr. Rizvi’s beneficiaries with a face value of seven times his base salary as in effect on August 27, 2021, with a maximum benefit of $2,000,000.
(6)
Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 27, 2021, followed by a monthly long-term disability benefit until the month of Mr. Rizvi’s 65th birthday.

The following table quantifies the payments and benefits that would have been provided to Mr. Pacheco in different scenarios in connection with termination of his employment or a change of control, effective as of August 27, 2021, the last day of our most recently completed fiscal year.
		Trigger Event
Name	Payment/Benefit Type	Involuntary Termination ($)	Death ($)	Disability ($)	Change of Control ($)	Involuntary Termination During Change in Control Protection Period ($)
Jack Pacheco	Severance(1)	345,000	—	—	—	1,549,750
	Prorated Bonus(2)	—	—	—	—	—
	Equity Awards(3)	—	—	—	—	572,328
	Continued Health Coverage(4)	20,465	—	—	—	40,930
	Life Insurance Benefit(5)	—	2,000,000	—	—	—
	Disability Benefit(6)	—	—	785,174	—	—
(1)
Upon an involuntary termination on August 27, 2021, Mr. Pacheco would have received severance benefits including 75% of his base salary. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pacheco would have received severance benefits including 150% of his base salary and 150% of the annual bonus paid or payable for the most recently completed fiscal year.

(2)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pacheco would have received his bonus for the fiscal year, prorated for his service during that year. These estimates are based on a deemed termination at the end of the fiscal year, so a prorated bonus has not been included.

(3)
Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pacheco would have vested in 100% of his outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Pacheco’s equity awards has been estimated using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021.

(4)
Upon an involuntary termination on August 27, 2021, Mr. Pacheco would have received continued health coverage for up to 9 months following his termination. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pacheco would have received continued health coverage for up to 18 months following his termination.

(5)	Represents a life insurance benefit payable to Mr. Pacheco’s beneficiaries with a face value of seven times his base salary as in effect on August 27, 2021, with a maximum benefit of $2,000,000.
(6)
Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 27, 2021, followed by a monthly long-term disability benefit until the month of Mr. Pacheco’s 65th birthday.

67

The following table quantifies the payments and benefits that would have been provided to Mr. Demby in different scenarios in connection with termination of his employment or a change of control, effective as of August 27, 2021, the last day of our most recently completed fiscal year.
		Trigger Event
Name	Payment/Benefit Type	Involuntary Termination ($)	Death ($)	Disability ($)	Change of Control ($)	Involuntary Termination During Change in Control Protection Period ($)
Claude Demby	Severance(1)	450,000	—	—	—	851,058
	Prorated Bonus(2)	—	—	—	—	—
	Equity Awards(3)	—	—	—	83,489	5,408,952
	Continued Health Coverage(4)	20,236	—	—	—	30,353
	Life Insurance Benefit(5)	—	2,000,000	—	—	—
	Disability Benefit(6)	—	—	1,685,654	—	—
(1)
Upon an involuntary termination on August 27, 2021, Mr. Demby would have received severance benefits including 100% of his base salary. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Demby would have received severance benefits including 150% of his base salary and 150% of the annual bonus paid or payable for the most recently completed fiscal year.

(2)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Demby would have received his bonus for the fiscal year, prorated for his service during that year. These estimates are based on a deemed termination at the end of the fiscal year, so a prorated bonus has not been included.

(3)
Upon a change of control, a prorated portion of any then-unvested performance-based equity awards held by Mr. Demby will vest based on actual performance through the date of such change of control. The value of these prorated awards has been estimated based on the assumption that the performance targets were attained as of August 27, 2021.

Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Demby would have vested in 100% of his outstanding unvested equity awards (with performance-based equity awards vesting based on actual performance through the date of such change of control). Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Demby’s equity awards has been estimated using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021 (with the value of any accelerated vesting of performance-based awards estimated based on the assumption that the performance targets were attained as of August 27, 2021).
(4)
Upon an involuntary termination on August 27, 2021, Mr. Demby would have received continued health coverage for up to 12 months following his termination. Upon an involuntary termination during a Change in Control Protection Period on August 27, 2021, Mr. Demby would have received continued health coverage for up to 18 months following his termination.

(5)	Represents a life insurance benefit payable to Mr. Demby’s beneficiaries with a face value of seven times his base salary as in effect on August 27, 2021, with a maximum benefit of $2,000,000.
(6)
Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 27, 2021, followed by a monthly long-term disability benefit until the month of Mr. Demby’s 65th birthday.

68

The following table quantifies the payments and benefits that would have been provided to Mr. Pellegrino in different scenarios in connection with termination of his employment or a change of control, effective as of August 27, 2021, the last day of our most recently completed fiscal year.
		Trigger Event
Name	Payment/Benefit Type	Involuntary Termination ($)	Death ($)	Disability ($)	Change of Control ($)	Involuntary Termination During Change in Control Protection Period ($)
Thierry Pellegrino	Severance(1)	337,500	—	—	—	1,213,758
	Prorated Bonus(2)	—	—	—	—	—
	Equity Awards(3)	—	—	—	—	1,621,889
	Continued Health Coverage(4)	12,720	—	—	—	25,441
	Life Insurance Benefit(5)	—	2,000,000	—	—	—
	Disability Benefit(6)	—	—	3,628,381	—	—
(1)
Upon an involuntary termination on August 27, 2021, Mr. Pellegrino would have received severance benefits including 75% of his base salary. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pellegrino would have received severance benefits including 150% of his base salary and 150% of the targeted annual bonus paid or payable for the most recently completed fiscal year.

(2)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pellegrino would have received his bonus for the fiscal year, prorated for his service during that year. These estimates are based on a deemed termination at the end of the fiscal year, so a prorated bonus has not been included.

(3)
Upon a change of control, a prorated portion of any then-unvested performance-based equity awards held by Mr. Pellegrino will vest based on actual performance through the date of such change of control. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pellegrino would have vested in 100% of his outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Pellegrino’s equity awards has been estimated using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021.

(4)
Upon an involuntary termination on August 27, 2021, Mr. Pellegrino would have received continued health coverage for up to 9 months following his termination. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Mr. Pellegrino would have received continued health coverage for up to 18 months following his termination.

(5)	Represents a life insurance benefit payable to Mr. Pellegrino’s beneficiaries with a face value of seven times his base salary as in effect on August 27, 2021, with a maximum benefit of $2,000,000.
(6)
Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 27, 2021, followed by a monthly long-term disability benefit until the month of Mr. Pellegrino’s 65th birthday.

69

The following table quantifies the payments and benefits that would have been provided to Ms. Kuykendall in different scenarios in connection with termination of her employment or a change of control, effective as of August 27, 2021, the last day of our most recently completed fiscal year.
		Trigger Event
Name	Payment/Benefit Type	Involuntary Termination ($)	Death ($)	Disability ($)	Change of Control ($)	Involuntary Termination During Change in Control Protection Period ($)
Anne Kuykendall	Severance(1)	175,000	—	—	—	175,000
	Prorated Bonus(2)	—	—	—	—	—
	Equity Awards(3)	—	—	—	—	932,626
	Continued Health Coverage(4)	—	—	—	—	—
	Life Insurance Benefit(5)	—	2,000,000	—	—	—
	Disability Benefit(6)	—	—	3,948,040	—	—
(1)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Ms. Kuykendall would have received severance benefits including 50% of her base salary.

(2)
Upon an involuntary termination or involuntary termination during the Change in Control Protection Period on August 27, 2021, Ms. Kuykendall would have received her bonus for the fiscal year, prorated for her service during that year. These estimates are based on a deemed termination at the end of the fiscal year, so a prorated bonus has not been included.

(3)
Upon a change of control, a prorated portion of any then-unvested performance-based equity awards held by Ms. Kuykendall will vest based on actual performance through the date of such change of control. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Ms. Kuykendall would have vested in 100% of her outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Ms. Kuykendall’s equity awards has been estimated using a price of $47.69 per share, the closing price of our ordinary shares on August 27, 2021.

(4)
Upon an involuntary termination on August 27, 2021, Ms. Kuykendall would have received continued health coverage for up to 6 months following her termination. Upon an involuntary termination during the Change in Control Protection Period on August 27, 2021, Ms. Kuykendall would have received continued health coverage for up to 12 months following his termination.

(5)	Represents a life insurance benefit payable to Ms. Kuykendall’s beneficiaries with a face value of six times her base salary as in effect on August 27, 2021, with a maximum benefit of $2,000,000.
(6)
Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 27, 2021, followed by a monthly long-term disability benefit until the month of Ms. Kuykendall’s 65th birthday.

70

Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (collectively, the “Pay Ratio Rule”), we are providing the following estimated information for fiscal 2021:
•	the annual total compensation of our median employee (excluding our President and CEO) was $24,021;
•	the annual total compensation of our President and CEO was $14,810,329; and
•	the ratio of these two amounts was 617 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. We identified our median employee by considering gross compensation for fiscal 2021 of individuals who were our employees on May 31, 2021, which date better represents the distribution of compensation as between our CEO and employee population. Each resulting compensation figure in a currency other than U.S. dollars was converted to a U.S. dollar figure using the relevant currency conversion rates on May 31, 2021. For purposes of this identification, we excluded one individual who did not perform services during the measurement period pursuant to an unpaid leave of absence. In addition, we excluded 63 employees in India, representing about 1.5% of our approximately 4,150 employees worldwide as of August 27, 2021 due to the relatively low cost of living in that country.
The annual total compensation of our median employee was determined in a manner consistent with the calculation of compensation required to be disclosed for each of our NEOs in the Summary Compensation Table. The resulting figure was converted to a U.S. dollar figure using a simple average of the relevant currency conversion rate for the days in fiscal year 2021.
71

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Persons, Promoters and Certain Control Persons
Since the beginning of fiscal 2021, there has not been, nor is there any transaction proposed in which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than as set forth below and in the compensation, employment arrangements and other agreements and transactions that are described elsewhere in this Proxy Statement.
Sponsor Shareholder Agreement
In connection with the acquisition of substantially all of the equity interests of SMART Worldwide Holdings, Inc., a predecessor of SGH, by Silver Lake in August 2011 (the “Acquisition”), we initially entered into the Sponsor Shareholder Agreement with Silver Lake and Ajay Shah and his affiliated investment vehicles. The Sponsor Shareholder Agreement was amended and restated upon the completion of our initial public offering (“IPO”). The Sponsor Shareholder Agreement contained specific rights, obligations and agreements of the parties as owners of our ordinary shares. In addition, the Sponsor Shareholder Agreement contained provisions related to the composition of our Board and its committees.
As of the date hereof, Silver Lake no longer holds any equity interests in the Company. Accordingly, Silver Lake no longer has any material rights under this agreement.
Employee Investors Shareholders Agreement
In connection with the closing of the Acquisition, and as a condition to being eligible to receive future grants of share-based incentives, certain employee investors entered into a shareholder agreement, which we refer to as the Employee Investors Shareholders Agreement, with us and Silver Lake. Under the Employee Investors Shareholders Agreement, the employee investors became subject to certain transfer restrictions, drag-along rights and call rights. The drag-along rights and call rights terminated upon the occurrence of our IPO; however, certain transfer restrictions survived our IPO, including that no such employee investor could transfer our ordinary shares without the consent of Silver Lake to any person that is a competitor or potential competitor of ours or that is known to hold (directly or indirectly) more than 5% ownership interest in any such competitor (other than in a registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser was not designated by the seller and was effected in a manner through which the identity of the purchaser would not customarily be available to the seller).
As disclosed above, as of the date hereof, Silver Lake no longer holds any equity interests in the Company. Accordingly, Silver Lake no longer has any material rights under this agreement.
Investors Shareholders Agreement
In connection with the closing of the Acquisition, certain management and employee investors entered into a shareholder agreement with us and Silver Lake, which we refer to as the Investors Shareholders Agreement. The Investors Shareholders Agreement was amended and restated as of November 5, 2016 in connection with the amendment and restatement of our credit agreement entered into in August 2011
72

(the “Original Credit Agreement”), at which time the lenders party to the Original Credit Agreement, or the Warrant Holders, became parties to the Investors Shareholders Agreement. The Investors Shareholders Agreement was further amended on May 30, 2017 in connection with our IPO and again on October 17, 2017, January 29, 2018 and June 20, 2018.
Under the Investors Shareholders Agreement, the Warrant Holders and certain members of our management became subject to transfer restrictions, tag-along rights, drag-along rights, participation rights and call rights. The tag-along rights, drag-along rights, participation rights and call rights terminated upon the occurrence of our IPO; however, certain transfer restrictions survived our IPO, including that no such Warrant Holders or management investors could transfer our ordinary shares without the consent of Silver Lake to any person that is a competitor or potential competitor of ours or that is known to hold (directly or indirectly) more than 5% ownership interest in any such competitor (other than in a registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser was not designated by the seller and was effected in a manner through which the identity of the purchaser would not customarily be available to the seller).
As disclosed above, as of the date hereof, Silver Lake no longer holds any equity interests in the Company. Accordingly, Silver Lake no longer has any material rights under this agreement.
Indemnification
Under the Sponsor Shareholder Agreement, we agreed, subject to certain exceptions, to indemnify Silver Lake and various affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
We also have entered into indemnification agreements with our directors and executive officers and intend to continue doing so in the future.
Procedures for Approval of Related Person Transactions
Our Articles of Association provide that a director who is in any way interested in a contract or transaction with the Company must declare the nature of his interest at a meeting of the Board. A director may vote in respect of any such contract or transaction notwithstanding that he may be interested therein and if he does so his vote will be counted and he may be counted in the quorum at any meeting of the Board at which any such contract or transaction comes before the meeting of the Board for consideration.
Pursuant to our written Audit Committee charter, the Audit Committee must review all related party transactions required to be disclosed in our financial statements and approve any such related party transaction, unless the transaction is approved by another independent committee of our Board.
In furtherance of this requirement, the Company has adopted a Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The policy applies to the following persons (each, a “Related Person”):
•	Any director or executive officer of the Company;
•	Any immediate family member of a director or executive officer of the Company;
•	Any nominee for director and the immediate family members of such nominee; and
•	A 5% beneficial owner of the Company’s voting securities or any immediate family member of such owner.
73

A transaction involving the Company in which a Related Person has a direct or indirect material interest, as determined by the Audit Committee (or comparable body of the Board consisting solely of independent directors), is considered a “Related Person Transaction.”
Except as otherwise provided in the policy, each Related Person Transaction must be approved by the Audit Committee and each director, director nominee and executive officer must promptly notify the Corporate Secretary of any Related Person Transaction and all the material facts thereof. The Corporate Secretary will present any new or proposed Related Person Transactions to the Audit Committee at its next occurring regular meeting, and the Audit Committee will review the transactions to determine whether any such transaction constitutes a Related Person Transaction. In addition, on an annual basis, the Audit Committee reviews previously approved Related Person Transactions to determine whether such transactions should continue.
In reviewing the transaction or proposed transaction, the Audit Committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Person’s direct or indirect interest and the actual or apparent conflict of interest of the Related Person. The Audit Committee will not approve or ratify a Related Person Transaction unless it determines that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.
If after its review, the Audit Committee determines not to approve or ratify a Related Person Transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being reviewed on an annual basis), the transaction will not be entered into or continued, as directed by the Audit Committee.
Finally, our written Code of Business Conduct and Ethics requires that directors, executive officers and employees make appropriate disclosure of potential conflicts of interest situations to the Audit Committee (in the case of directors and executive officers) or to the supervisor who will then seek authorization from the compliance officer (in the case of employees).
74

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Proxy Availability Notice or other Annual Meeting Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.
This year, a number of brokers with account holders who are our shareholders will be householding our proxy materials. A Proxy Availability Notice or proxy materials will be delivered in one single envelope to multiple shareholders sharing an address unless contrary instructions have been received from one or more of the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice or proxy materials, please notify your broker or contact our Secretary, c/o SMART Modular Technologies, Inc. 39870 Eureka Drive, Newark, CA 94560, or by telephone: (510) 623-1231. Shareholders who currently receive multiple copies of the Proxy Availability Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Availability Notice or proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered.
75

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for the fiscal year ended August 27, 2021, as filed with the SEC on October 25, 2021, is available without charge upon written request to our Secretary, c/o SMART Modular Technologies, Inc. 39870 Eureka Drive, Newark, CA 94560, or by accessing a copy on SGH’s website at www.ir.sghcorp.com in the Investors section under “SEC Filings.” Information on our website is not incorporated by reference in this Proxy Statement.
76

APPENDIX A
SMART Global Holdings, Inc.
Reconciliation of GAAP Results to Non-GAAP Financial Measures
(In thousands, except per share data)
	Fiscal 2020	Fiscal 2021
GAAP Gross profit	$216,396	$308,380
GAAP Gross margin	19.3%	20.5%
Share-based compensation expense	3,022	4,593
Amortization of intangible assets	2,588	8,228
LED - Inventory adjustment	—	7,090
Import taxes - Out of period adjustment	—	4,345
COVID-19 expenses	282	—
Non-GAAP Gross profit	$222,288	$332,636
Non-GAAP Gross margin	19.8%	22.2%
A-1

	Fiscal 2020	Fiscal 2021
GAAP Operating Income	$41,330	$55,197
Share-based compensation expense	18,716	33,877
Amortization of intangible assets	13,654	20,255
Change in fair value of contingent consideration	—	32,400
Acquisition-related expenses	946	5,578
LED - Inventory adjustment	—	7,090
Integration/Restructuring expenses	9,072	2,054
Import taxes - Out of period adjustment	—	4,345
COVID-19 expenses	510	—
Non-GAAP Operating Income	$84,228	$160,796
A-2

	Fiscal 2020	Fiscal 2021
GAAP Net income (loss)	$(1,143)	$21,310
Share-based compensation expense	18,716	33,877
Amortization of intangible assets	13,654	20,255
Change in fair value of contingent consideration	—	32,400
Acquisition-related expenses	946	5,578
LED - Inventory adjustment	—	7,090
Integration/Restructuring expenses	9,072	2,054
Import taxes - Out of period adjustment	—	3,358
COVID-19 expenses	510	—
Convertible debt discount OID and fees	4,385	8,420
Foreign currency (gains)/losses	3,408	718
Tax effect of items excluded from non-GAAP results	(340)	(1,844)
Transaction tax refund	—	(1,002)
Extinguishment of term loan	6,822	—
Capped call mark-to-market adjustment	7,719	—
Gain on settlement of indemnity claim	(364)	—
Goodwill tax credit	295	—
Non-GAAP Net Income	$63,680	$132,214

Diluted shares outstanding reconciliation:
GAAP weighted average outstanding shares - diluted	24,566	25,792
Dilution offset from convertible note hedge transactions	—	(449)
Non-GAAP diluted weighted average shares outstanding	24,566	25,343

GAAP earnings per share (diluted)	$(0.05)	$0.83
Non-GAAP earnings per share (diluted)	$2.59	$5.22
A-3

	Fiscal 2020	Fiscal 2021
GAAP Net income (loss)	$(1,143)	$21,310
Share-based compensation expense	18,716	33,877
Amortization of intangible assets	13,654	20,255
Interest expense, net	15,000	17,600
Provision for income tax	10,503	15,466
Depreciation	22,776	28,856
Change in fair value of contingent consideration	—	32,400
Acquisition-related expenses	946	5,578
LED - Inventory adjustment	—	7,090
Integration/Restructuring expenses	9,072	2,054
Import taxes - Out of period adjustment	—	4,345
COVID-19 expenses	510	—
Transaction tax refund	—	(1,002)
Extinguishment of term loan	6,822	—
Capped call mark-to-market adjustment	7,719	—
Gain on settlement of indemnity claim	(364)	—
Adjusted EBITDA	$104,211	$187,829
A-4

	Fiscal Year Ended August 27, 2021
	First Half 2021	Second Half 2021	Total Fiscal 2021
GAAP Operating Income	$20,563	$34,634	$55,197
Share-based compensation expense	16,486	17,391	33,877
Amortization of intangible assets	6,827	13,428	20,255
Change in fair value of contingent consideration	—	32,400	32,400
Acquisition-related expenses	2,681	2,897	5,578
LED - Inventory adjustment	—	7,090	7,090
Integration/Restructuring expenses	—	2,054	2,054
Import taxes - Out of period adjustment	4,345	—	4,345
Non-GAAP Operating Income	$50,902	$109,894	$160,796
A-5

SGH™

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on February 10, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SGH2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on February 10, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63700-P64405

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SMART GLOBAL HOLDINGS, INC.

The Board of Directors recommends a Vote FOR proposals 1, 2 and 3.

	For	Against	Abstain
1. Election of Directors			
Nominees:			
1a. Randy Furr	☐	☐	☐
1b. Penelope Herscher	☐	☐	☐
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending August 26, 2022.	☐	☐	☐
3. Approval of a non-binding resolution to approve the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D63701-P64405

SMART GLOBAL HOLDINGS, INC.
Annual Meeting of Shareholders
February 11, 2022 10:00 AM PST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mark Adams and Ken Rizvi, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of SMART GLOBAL HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PST on February 11, 2022, virtually at www.virtualshareholdermeeting.com/SGH2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side